Exhibit 10.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

MARTIN FLEISHER, AS TRUSTEE OF THE MICHAEL MOSS IRREVOCABLE LIFE INSURANCE TRUST II and JONATHAN BERCK, AS TRUSTEE OF THE JOHN L. LOEB, JR. INSURANCE TRUST, on behalf of themselves and all others similarly situated,

Plaintiff,

vs.

PHOENIX LIFE INSURANCE COMPANY,

Defendant.

) ) ECF Case ) ) ) Case No. 11-CV-8405(CM) ) ) ) ) ) ) ) ) )

SPRR LLC, on behalf of itself and all others similarly situated, Plaintiff, vs. PHL VARIABLE INSURANCE COMPANY, Defendant.	) ) ECF Case ) ) ) Case No. 14-CV-8714(CM) ) ) ) ) ) )

STIPULATION OF SETTLEMENT

Exhibits to Stipulation of Settlement:

Exhibit A:                     Form of Class Notice
Exhibit B:                      Form of Order Granting Preliminary Approval of the Settlement
Exhibit C:                      Form of CAFA Notices

IT IS HEREBY STIPULATED AND AGREED, subject to the approval of the Court and pursuant to Rule 23 of the Federal Rules of Civil Procedure, by, between, and among Plaintiffs MARTIN FLEISHER, AS TRUSTEE OF THE MICHAEL MOSS IRREVOCABLE LIFE INSURANCE TRUST II, JONATHAN BERCK, AS TRUSTEE OF THE JOHN L. LOEB, JR. INSURANCE TRUST, and SPRR LLC and Defendants PHOENIX LIFE INSURANCE COMPANY and PHL VARIABLE INSURANCE COMPANY, through their respective duly-authorized counsel, that the proceedings in the United States District Court for the Southern District of New York captioned Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM), SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM), and all putative class actions therein, and the matters raised by and related to the Actions, are settled, compromised, and will be dismissed with prejudice, subject to the terms and conditions set forth in this Stipulation of Settlement and the Exhibits attached hereto, including the Release set forth herein.

I. INTRODUCTION

A.	The Actions and Underlying Allegations

1. Certain capitalized terms in Section I have the meanings set forth in Section II of this Agreement.

2. The Actions that are the subject of this Settlement involve the following two putative and/or certified class action lawsuits:

a.	Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM), filed November 18, 2011 (“Fleisher Action”); and

b.	SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM), filed October 31, 2014 (“SPRR Action”).

3. The class action complaints in the Actions alleged, in part, that Defendants’ decision to raise cost of insurance rates on certain policies beginning in April 2010 and on other policies beginning in November 2011 was unlawful and in violation of the terms of the Policies.  These complaints further alleged that Defendants’ rate increases did not apply uniformly to a class of insureds, discriminated unfairly between insureds of the same class, and were designed to recoup past losses.  The complaint in the Fleisher Action is ECF Doc. 1; the complaint in the SPRR Action is ECF Doc. 1.

B.	The Background of the Settlement

4. The Agreement was reached as a result of extensive litigation and arms-length negotiations between Plaintiffs’ Counsel and Defendants’ Counsel with the assistance of mediator Professor Eric D. Green, with Resolutions, LLC.
5. Prior to agreeing to settle the Actions, Class Plaintiffs, through Plaintiffs’ Counsel and their experts, conducted a thorough investigation of the claims, defenses, and underlying events and transactions that are the subject of the Action.  This investigation and Class Counsel’s efforts included, among other things: (i) review and analysis of the evidence and applicable law, including the review and analysis of more than a million pages of documents produced by Defendants and third parties; (ii) consultation with multiple experts retained by Class Counsel; (iii) taking and defending numerous depositions of fact and expert witnesses; and (iv) engaging in extensive motion practice, including motions to dismiss, compel, class certification, summary judgment, motions in limine, and the preparation of exhibit lists, jury instructions, and related pretrial conference filings.

6. Plaintiffs’ Counsel has evaluated the relevant law and facts to assess the merits of Plaintiffs’ claims and the likelihood of success at trial.  Named Plaintiffs and Plaintiffs’ Counsel believe that the claims asserted in the Actions have merit and that the evidence developed to date supports the claims asserted.  However, based upon their extensive discovery, investigation, and evaluation of the facts and the law concerning the matters alleged in and relating to the Actions, the Named Plaintiffs and Plaintiffs’ Counsel have agreed to settle the Actions pursuant to the provisions of this Agreement, after considering, among other things:  (a) the fairness, reasonableness, and adequacy of this Agreement; (b) the substantial risks and uncertainties of protracted litigation and trial and appeals, especially in complex actions such as this, as well as the difficulties, delays, and risks of adverse results inherent in such litigation; (c) the needs and interests of the Class Members; and (d) the desirability of consummating this Agreement promptly, in order to provide effective relief to the Class Members.

7. The Named Plaintiffs and Plaintiffs’ Counsel agree that this Agreement is fair, reasonable, and adequate because it confers exceptional benefits to the Class Members, is in the best interests of the Class Members, and fairly resolves the claims alleged in the Actions.

8. Defendants deny any and all allegations of wrongdoing and do not admit or concede any actual or potential fault, wrongdoing, liability, or damage of any kind to Named Plaintiffs and the putative settlement class in connection with any facts or claims that have been or could have been alleged against them in the Actions.  Defendants deny that they acted improperly or wrongfully in any way, believe that the Actions have no merit and contend that Named Plaintiffs’ claims are improper as a matter of law.  Defendants further contend that their decisions to implement the cost of insurance increases were, at all times, in accordance with the Policies’ terms and accepted actuarial standards.  Although Defendants disputed the Court’s partial certification of a litigation class in the Fleisher Action, Defendants do believe, in light of Amchem Products, Inc. v. Windsor, 521 U.S. 591, 619–21 (1997), that such considerations do not apply to certification of settlement classes, and that acceptable procedural safeguards have been incorporated into this Settlement.

9. Defendants have agreed to class action treatment of the claims alleged or potentially asserted solely for the purpose of effecting the compromise and settlement of those claims on a class basis as set forth in the Agreement.  Defendants consider it desirable for these Actions to be settled and dismissed because this Settlement will:  (i) provide substantial benefits to the Class Members; (ii) finally put Plaintiffs’ claims and the underlying matters to rest; and (iii) avoid the substantial expense, burdens, risks, and uncertainties associated with the continued litigation of the Actions.

II. DEFINITIONS AND CONSTRUCTION

For the purposes of this Agreement:

10. “2010 Adjustment” means the adjustment to COI rates, including the use of the Funding Ratio, on certain PAUL Series 2(c) and Series 3 policies, insured’s issue age 68 and over, face amount of $1 million and over, beginning on or about April 1, 2010.  For the purposes of clarity, the 2010 Adjustment includes the adjustment to COI rates for Policies issued in New York originally included in the 2010 Adjustment, including those that began receiving different COI rates on or about January 1, 2012 due to a revised methodology for applying the COI rate adjustment for the Policies.

11. “2011 Adjustment” means the adjustment to COI rates on certain PAUL Series 3(a) policies, insured’s issue age 68 and over, face amount of $1 million and over, and certain PAUL Series 3(b) and Series 3(c) policies, insured’s issue age 65 and over, face amount of $1 million and over, beginning on or about November 1, 2011.

12. “Actions” mean the Fleisher Action and the SPRR Action, as defined in Paragraph 2.

13. “Agreement” means this Stipulation of Settlement, including the Exhibits attached hereto.

14. “Class” or “Settlement Class” means the Owners of PAUL Policies for which Phoenix sent notice that the Policy was subject to the 2010 Adjustment or 2011 Adjustment (the “Class Policies”). For the purposes of clarity, included in the Class Policies are Policies that are eligible to receive a higher COI rate under the 2010 Adjustment but have instead received their original COI rates due to the operation of the Funding Ratio. Excluded from the Class and Settlement Class are:

a.
any officers, directors, or employees of any Defendant; the affiliates, legal representatives, attorneys, successors, or assigns of any Defendant; Class Counsel and their employees; and any judge, justice, or judicial official presiding over the Actions and the staff and immediate family of any such judge, justice, or judicial official.

b.	Owners of the following “Excluded Policies”:

i.	PAUL Policies that received a decrease in their COI rates or whose COI rates were unchanged as part of the 2011 Adjustment.

ii.	confidentially identified Policies for which Phoenix covenants, represents, and warrants that a prior settlement bars claims.

iii.	the following Policies subject to separate, ongoing legal proceedings:

1.	Policy No. 97523475, PHL Variable Insurance Co. v. Hudson Valley EPL, LLC, Case No. 13-1562; The United States District Court for the District of Delaware.

2.	Policy No. 97529342, PHL Variable Insurance Company v. Charter Oak Trust et al; HHD-CV10-6010842-S; The Superior Court of Hartford, Connecticut; County of Hartford.

iv.	Subject to the provision of Paragraph 58 below, Owners of the Excluded Policies identified in Paragraph 14.b(ii)-(iii) will be sent the Class Notice Package.

c.	To the extent an Owner owns both Class Policy(ies) and Excluded Policy(ies), the Owner is included in the Class with respect to the Class Policy(ies) but not with respect to any Excluded Policy(ies).

15. “Class Member” or “Settlement Class Members” means all persons and entities included in the definition of Settlement Class, excluding however, all such persons and entities that submit a timely and valid written request to be excluded from the Settlement Class in accordance with Section V.

16. “Class Notice” means the notice concerning the proposed Settlement sent to the Class as a part of the Class Notice Package, as described in Section IV.

17. “Class Notice Package” means the package of documents concerning the proposed Settlement sent to the Class, as described in Section IV.

18. “Confidential Information” means material designated as “Confidential Material” in accordance with the terms of the Consolidated/Second Amended Stipulated Protective Order Governing the Production and Exchange of Confidential Information entered in the Actions on June 5, 2013.

19. “COI” means cost of insurance.

20. “Court” means the United States District Court for the Southern District of New York, the Court before which the Actions are pending.

21. “Day” or “day” means a calendar day; provided however, that the computation of time periods under this Agreement shall be made in accordance with Paragraph 124.

22. “Defendants” mean Phoenix Life Insurance Company and PHL Variable Insurance Company, and their respective predecessor and successor entities.

23. “Escrow Account” or “Settlement Fund Escrow Account” means the separate escrow account designated and controlled by Class Counsel at one or more national banking institutions into which the Settlement Fund will be deposited for the benefit of the Class pursuant to the Agreement.

24. “Escrow Agent” means the national banking institution or institutions designated by Class Counsel.

25. “Execution Date” means the date on which this Agreement is fully executed and delivered by the Parties.

26. “Fairness Hearing” means the hearing held by the Court on any motion(s) for final approval of the proposed Settlement after the entry of the Preliminary Approval Order and after the Notice Date for the purposes of: (a) entering the Final Order and Judgment and dismissing the Actions with prejudice; (b) determining whether the Settlement should be approved as fair, reasonable, adequate and in the best interests of the Settlement Class Members; (c) to rule upon an application by Class Counsel for attorneys’ fees and reimbursement of expenses and reasonable service award payments for the Named Plaintiffs; and (d) to rule on any other matters raised or considered.

27. “Fees and Costs Reimbursement” has the meaning set forth in Section VIII.

28. “Final Approval Date” means the date on which the Court enters its Final Order and Judgment approving this Settlement.

29. “Final Order and Judgment” means the Court’s order fully and finally approving the Settlement, entering final judgment, and dismissing the Actions with prejudice, as contemplated in Section IX.

30. “Final Settlement Date” means the date on which the Final Order and Judgment becomes final.  For purposes of this Agreement:

a.	if no appeal is taken from the Final Order and Judgment, “Final Settlement Date” means the date on which the time to appeal therefrom has expired; or

b.
if an appeal has been taken from the Final Order and Judgment, “Final Settlement Date” means the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc, and petitions for certiorari or any other form of review, have been fully disposed of in a manner that affirms the Final Order and Judgment.

31. “Funding Ratio” means the methodology by which the COI rates are calculated under the 2010 Adjustment. Specifically, if a Policy’s ratio of account value to face amount at the time of the monthly COI calculation is at or above the target threshold, then COI rates are discounted back to the original rate. If the account value to face amount ratio is below the target threshold, then a pro-rata proportion of the COI rate increase applies up to 100% of the COI rate increase.

32. “Mediator” means Professor Eric D. Green, with Resolutions, LLC.

33. “Named Plaintiffs” or “Plaintiffs” means Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, Jonathan Berck, as Trustee of the John L. Loeb, Jr. Insurance Trust, and SPRR LLC, as representatives of the putative class, and their heirs, assigns, and successors-in-interest.

34. “Notice Date” means the date on which the Class Notice is mailed.

35. “Owner” means a Policy’s owner, whether person or entity, as recorded on Defendants’ books as of April 30, 2015.  For Policies that have lapsed, surrendered, matured, or otherwise terminated, Owner means a Policy’s owner as recorded on Defendants’ books as of the date the Policy lapsed, surrendered, matured, or otherwise terminated.

36. “PAUL” means universal life insurance policies and certificates marketed as Phoenix Accumulator Universal Life.

37. “Parties” means, collectively, Plaintiffs and Defendants.

38. “Parties’ Counsel” means, collectively, Plaintiffs’ Counsel and Defendants’ Counsel.

39. “Plaintiffs’ Counsel” or “Class Counsel” means the attorneys appointed by the Court on July 12, 2013, to serve as Lead Counsel for the Plaintiffs in the Fleisher Action.

40. “Policy” or “Policies” means a Series 2(c), 3, 3(a), 3(b) or 3(c) PAUL policy or certificate issued by Phoenix Life Insurance Company or PHL Variable Insurance Company, and all applications, schedules, riders, and other forms specifically made a part of the policy or certificate contract at the time of its issue, plus all riders and amendments issued thereafter.

41. “Preliminary Approval Date” means the date on which the Court enters the order granting preliminary approval of the proposed Settlement and directing that Notice be sent to the Settlement Class, as contemplated in Sections IV and IX.

42. “Released Claims” has the meaning set forth in Section VII.

43. “Releasees” means, individually and collectively, the Defendants and the Defendants’ respective past, present, and future parent companies, direct and indirect subsidiaries, affiliates, predecessors, joint ventures of Defendants, successors and assigns, together with each of the Defendants’ respective past, present, and future officers, directors, shareholders, employees, representatives, insurers, attorneys, and agents (including but not limited to, those acting on behalf of Defendants and within the scope of their agency), including but not limited to, all of such Releasee’s heirs, administrators, executors, insurers, predecessors, successors and assigns, or any of them, and including any person or entity acting on behalf or at the direction of any of them.

44. “Releasors” means the Named Plaintiffs and Settlement Class Members, on behalf of themselves, their heirs, assigns, executors, beneficiaries, administrators, predecessors, and successors, and any other person or entity purporting to claim on their behalf.

45. “Settlement” means the settlement set forth in this Agreement.

46. “Settlement Administrator” means the qualified third party settlement administrator described in Section IV.E.

47. “Settlement Fund” means the fund established for the benefit of the Settlement Class totaling up to $42,500,000, as such total sum is reduced proportionally for any exclusions, as described in Paragraph 73, from which payments to eligible Class Members shall be made.

48. “Settlement Relief” means all relief available to Settlement Class Members under this Agreement.

49. The terms “he or she” and “his or her” include “it” or “its,” where applicable.  Defined terms expressed in the singular also include the plural form of such term, and vice versa, where applicable.

50. All references herein to Sections, paragraphs, and exhibits refer to Sections, paragraphs, and exhibits of and to this Agreement, unless otherwise expressly stated in the reference.

III. SETTLEMENT RELIEF

51. Pursuant to and in accordance with this Agreement, Defendants will make available to Settlement Class Members the following Settlement Relief:

a.
Cash Payment:  Defendants will establish a Settlement Fund for the benefit of the Settlement Class totaling up to $42,500,000, as such total sum is reduced proportionally for any exclusions, as described in Paragraph 73.  Through the administration of the Settlement, there will be no reversion of the Settlement Fund to Defendants, subject to provisions set forth in Paragraphs 52 and 91.

b.
COI Rate Increase Freeze: Through and including December 31, 2020, Defendants agree to not increase the COI rate schedules implemented through the 2010 Adjustment and 2011 Adjustment, so as not to impose additional COI rate increases on the Class Policies Owned by the Class Members. Through and including December 31, 2020, Defendants may maintain use of a Funding Ratio and agree to not increase the Funding Ratio threshold implemented through the 2010 Adjustment on the Class Policies owned by the Class Members.

c.
Non-monetary relief, policy validity, and covenant not to sue or rescind:  Defendants shall forever be barred from and shall not seek to void, rescind, cancel, have declared void, or seek to deny coverage under or deny a death claim submitted under the participating Settlement Class Members’ Class Policies or otherwise contest the validity of any participating Settlement Class Members’ Class Policies based on: (1) an alleged lack of valid insurable interest under any applicable law or equitable principles; or (2) any misrepresentation allegedly made on or related to the application for, or otherwise made in applying for the Settlement Class Members’ Class Policies.  The covenant not to sue set forth in this paragraph is solely prospective, and does not apply to any actions taken by Defendants in the past.  With the exception of the foregoing, nothing contained in this Agreement shall otherwise restrict Phoenix from:

i.
following its normal procedures and any applicable legal requirements regarding claims processing, including but not limited to: confirming the death of the insured; determining the proper beneficiary to whom payment should be made in accordance with applicable laws, the terms of the policy and policy specific documents filed with Phoenix; and investigating and responding to competing claims for death benefits;

ii.	enforcing contract terms and applicable laws with respect to misstatements regarding the age or gender of the insured;

iii.
complying with any court order, law or regulatory requirements, including but not limited to, compliance with regulations relating to the Office of Foreign Asset Control, Financial Industry Regulatory Authority and Financial Crimes Enforcement Network; or

iv.
taking action with respect to any alleged misrepresentations made in connection with an application to reinstate a Class Policy that (a) was made within 2 years prior to the date of this Settlement or (b) is made on or after the date of this Settlement.

If Defendants breach this covenant, they shall also be liable for reasonable attorneys’ fees and costs in connection with any such attempted rescission, cancellation, claim or suit.

52. To effectuate settlement, Defendants will create an interest-bearing Settlement Fund Escrow Account, which shall be (a) established with a financial institution or institutions designated by Plaintiffs’ Counsel, subject to the approval of Defendants, such approval not to be unreasonably withheld, and (b) maintained by the Escrow Agent in accordance with the terms and conditions of an escrow agreement as agreed to by Plaintiffs’ Counsel and Defendants’ Counsel. Within seven (7) calendar days of the Preliminary Approval Date, Defendants shall fund $5 million into the Settlement Fund Escrow Account.  The remainder of the Settlement Fund as proportionately reduced for any exclusions, as described in Paragraph 73, shall be paid into the Settlement Fund Escrow Account within seven (7) calendar days of the Final Approval Date or of the last day for opting-out, whichever comes later.  The Court’s entry of the Preliminary Approval Order is a condition precedent to Defendants’ establishment of the Settlement Fund.  As of the time that the Settlement Fund is deposited into the Settlement Fund Escrow Account, Defendants shall no longer have any right, title or interest in the sums held in the Settlement Fund Escrow Account except if the Court declines to enter a Final Order and Judgment approving the settlement or the District Court’s approval is reversed on appeal, in which case the funds in the Settlement Fund Escrow Account will revert to Defendants, notwithstanding the non-reversionary provision described in Paragraph 51.a.  With the exception of any counsel fees and costs approved by the Court, the Settlement Funds will remain in the Settlement Fund Escrow Account until the Final Settlement Date, including the expiration of any applicable appellate deadlines or proceedings.

53. Class Counsel shall have full discretion over the allocation of the Settlement Fund to the Settlement Class, including the formula and manner that will be used to pay claims to the Settlement Class Members, subject to Court approval.  Any disputes with respect to allocation shall be separate and severable from this Agreement.  Class Counsel may enlist the services of the Mediator, the Settlement Administrator, or others to assist with development of a plan of allocation of the Settlement Fund.

54. The Settlement Fund shall remain in the Settlement Fund Escrow Account prior to the date upon which an Order for Final Approval is issued by the Court.  All funds held in the Settlement Fund Escrow Account and all earnings thereon, shall be deemed to be in custodia legis of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall have been disbursed or returned, pursuant to the terms of this Agreement, or further order of the Court.  The Escrow Agent shall invest funds in the Settlement Fund Escrow Account in instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments), or deposit some or all of the funds in non-interest-bearing transaction accounts that are fully insured by the Federal Deposit Insurance Corporation (“FDIC”) in amounts that are up to the limit of FDIC insurance.  Defendants and Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions executed by the Escrow Agent.  All risks related to the investment of the Settlement Fund shall be borne solely by the Settlement Fund.

55. After the Settlement Fund has been paid into the Settlement Fund Escrow Account, the parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Settlement Fund Escrow Account as a Qualified Settlement Fund from the earliest date possible.  Defendants’ Counsel agree to provide promptly to the Escrow Agents the statement described in Treasury Regulation § 1.468B-3(e).

56. All taxes resulting from the tax liabilities of the Settlement Fund shall be paid solely out of the Settlement Fund.  In all events, Defendants and Defendants’ Counsel shall have no liability or responsibility whatsoever for such taxes or the filing of any tax return or other document with the Internal Revenue Service or any other state or local taxing authority.  In the event any taxes, interest or penalties, of any kind whatsoever, including, but not limited to, any taxes payable by reason of indemnification or with respect to any tax filings the Settlement Fund makes or is obligated to make, are owed by any of the Defendants on any earnings on the funds on deposit in the Settlement Fund Escrow Account, such amounts shall also be paid out of the Settlement Fund.  Any taxes or tax expenses owed on any earnings on the Settlement Fund prior to its transfer to the Settlement Fund Escrow Account shall be the sole responsibility of the entities that make the deposit.  Neither the Settlement Fund nor the Defendants shall be responsible for any taxes owed by Class Plaintiffs or any Class members as a result of any distributions to them out of the Settlement Fund.

IV. NOTICE TO THE CLASS AND

COMMUNICATIONS WITH CLASS MEMBERS

A.	Overview – Class Notice Package

57. Subject to the requirements of any orders entered by the Court, and no later than 10 days after the Preliminary Approval Date, Defendants shall cause the Settlement Administrator to send a Class Notice Package by first-class mail  to the last known address of each reasonably identifiable person and entity in the Class and, in cases of pending litigation against Defendants relating to the Released Claims, also to any legal counsel (other than Plaintiffs’ Counsel) known by Defendants as of the Preliminary Approval Date to represent such a person or entity.  The Class Notice Package shall include:

a.	a cover letter; and

b.	the Class Notice described below.

58. The mailing of a Class Notice Package to a person or entity that is not in the Class, as defined herein, shall not render such person or entity a part of the Class or otherwise entitle such person to participate in this Settlement.

B.	Class Notice

59. Each Class Notice Package shall contain a Class Notice, which shall:

a.	contain a short, plain statement of the background of the Actions and the proposed Settlement;

b.
describe the category of persons and entities in the Settlement Class and inform such persons and entities that, if they do not exclude themselves from the Class, they may be eligible to receive relief under the proposed Settlement;

c.	describe the proposed Settlement Relief;

d.	explain the impact of the proposed Settlement on the pending Actions;

e.	describe the effect of the release included in the proposed Settlement;

f.	explain that a Class Member may exclude himself or herself from the Class by submitting a written exclusion request postmarked no later than 30 days after the Notice Date;

g.
explain that a Class Member who has not submitted a written request for exclusion may, if he or she desires, object to the proposed Settlement by submitting to the Settlement Administrator, the Court, and Parties’ Counsel a written statement of objections postmarked no later than 30 days after the Notice Date;

h.
explain that a Class Member who has filed and served a written objection to the proposed Settlement may appear at the Fairness Hearing, either personally or through counsel, provided that notice of the intention to appear must be mailed to the Settlement Administrator, the Court, and Parties’ Counsel and postmarked no later than 30 days after the Notice Date;

i.
explain that any judgment entered in the Actions whether favorable or unfavorable to the Class, shall include, and be binding on, all Class Members, even if they have objected to the proposed Settlement and even if they have any other claim, lawsuit, or proceeding pending against Defendants relating to the 2010 and 2011 Adjustments;

j.
explain that a Class Member should consult their own tax advisors regarding the tax consequences of the proposed Settlement, including but not limited to, any payments, credits, and payment periods provided hereunder, and any tax reporting obligations they may have with respect thereto;

k.	state that any relief to Class Members is contingent on the Court’s final approval of the proposed Settlement; and

l.
explain the provisions of this Agreement relating to attorneys’ fees, expenses, and costs including those in Section VIII, and explain that individual Settlement Class Members will be responsible themselves for the fees and costs of any persons they may retain to represent them for any reason, including, but not limited to, counsel retained in connection with the Fairness Hearing.

60. The Class Notice shall conform to the manner and form agreed on by the Parties and approved by the Court.  The form of the Class Notice agreed on by the Parties is attached hereto as Exhibit A.

C.	Address Verification; Re-mailing

61. Prior to the mailing of the Class Notice, the mailing list for the Class Notice shall be run through the U.S. Postal Service’s National Change of Address Database for verification and correction of addresses to attempt to reduce the number of returned mail items.  In the case of Class Notices undelivered and returned by the U.S. Postal Service, the Settlement Administrator shall:  (1) re-mail any Class Notice so returned with a forwarding address, and (2) make reasonable efforts to attempt to find an address for any returned Class Notice that does not include a forwarding address, or retain a commercial address verification service selected by the Settlement Administrator for this purpose.  The Settlement Administrator shall re-mail the Class Notice to every person and entity in the Class for which it or the address research service provides an updated address.

D.	Notice Under the Class Action Fairness Act

62. Within ten (10) days following the filing of this Agreement with the Court, Defendants shall serve notices of the proposed Settlement upon the appropriate officials in compliance with the requirements of the Class Action Fairness Act (“CAFA”), 28 U.S.C. § 1715.  The identities of such officials and the content of the materials shall be mutually agreeable to the Parties.  Exemplar CAFA notices are attached as Exhibit C.

E.	Settlement Administrator

63. Tasks to be performed by the Settlement Administrator shall include:

a.	making reasonable efforts to verify the mailing list for the Class Notice prior to the mailing of the Class Notice;

b.	preparing and mailing the Class Notice;

c.	handling returned mail, address investigation, and re-mailings;

d.
receiving requests for exclusion and objections, providing copies of such items to Parties’ Counsel, and giving notice of or requesting any required cures or clarifications as deemed necessary by the Settlement Administrator, or as directed jointly by Parties’ Counsel;

e.
receiving any other written correspondence or communication concerning the Settlement from persons and entities in the Class, providing copies of such correspondence to Parties’ Counsel, and sending any responses to such correspondence and communications as directed by Plaintiffs’ Counsel;

f.	making any additional mailings required by this Agreement; and

g.	other tasks agreed on by Plaintiffs’ Counsel and Defendants’ Counsel.

64. The reasonable fees and expenses of the Settlement Administrator shall be paid from the Settlement Fund if the Settlement is approved by the Court or by Defendants if the Settlement is not approved.

F.	Communication With Class Members, Claimants, And Policyholders

65. Defendants shall not be privy to or respond to inquiries between Class Members and their counsel (including Plaintiffs’ Counsel).  However, Defendants reserve the right to communicate with, and to respond to inquiries directed to them from insureds, beneficiaries, policyholders and Class Members, orally and/or in writing, regarding matters not involving the Action or the Settlement in the normal course of administering the Policies or otherwise in the ordinary course of business, and may do so through any appropriate agents or agencies.  If, however, Defendants receive any inquiry from a Class Member specifically relating to the Action or the Settlement, Defendants shall refer the Class Member to the Settlement Administrator or Plaintiffs’ Counsel, as Defendants deem appropriate.  Nothing in this paragraph shall preclude Defendants’ Counsel or Defendants from communicating with attorneys representing any Plaintiffs.

66. Plaintiffs’ Counsel shall provide responses to inquiries received by the Settlement Administrator from persons and entities in the Settlement Class, subject to review and comment by Defendants’ Counsel should Plaintiffs’ Counsel deem Defendants’ Counsel review and comment to be necessary.

67. Defendants may continue to process and respond to insured, beneficiary or policyholder complaints, including complaints submitted to Defendants by regulators, notwithstanding that some complaints may originate with Class Members and may concern claims relating to Class Policies that otherwise could be eligible for relief under the Settlement; provided however, that, after the Class Notice mailing and before the implementation of Settlement Relief for a particular Class Policy, any offer of relief by Defendants in response to any such complaint concerning such Class Policy shall be accompanied by a description of the proposed Settlement and a statement explaining to the Class Member that acceptance of Defendants’ offer may bar or otherwise affect the Class Member’s rights to participate in the proposed Settlement.  If Defendants make an offer of relief in response to any such written complaint after the Class Notice is mailed and before the implementation of Settlement Relief for the subject Class Policy, and the offer of relief differs from the Settlement Relief, a copy of the written complaint and Defendants’ offer of relief shall be provided to Plaintiffs’ Counsel.

V. REQUESTS FOR EXCLUSION

68. Any Class Member that wishes to be excluded from the Settlement Class must submit to the Settlement Administrator a written request for exclusion sent by U.S. mail and postmarked no later than 30 days from the Notice Date.  A list reflecting all valid requests for exclusion shall be filed with the Court at or before the Fairness Hearing.

69. Exclusion requests must clearly state that the Class Member desires to be excluded from the Settlement Class, must identify the Class Policy(ies) to be excluded, and must be signed by such person or entity or by a person providing a valid power of attorney to act on behalf of such person or entity. If there are multiple Owners of a Class Policy (such as spouses), all Owners must sign or the signatory must have a valid power of attorney to act on behalf of all Owners.

70. An Owner of multiple Class Policies cannot exclude less than all Class Policies owned.  An Owner who owns multiple Class Policies in a representative or agency capacity (such as a trustee, securities intermediary, or other similar agency) for more than one principal, may request to exclude Class Policies from the Settlement held on behalf of one principal while participating in the Settlement with respect to Class Policies held by other principals.  A representative Owner may not request to exclude less than all policies held on behalf of any single principal; in other words, the party holding the ultimate economic interest in multiple Class Policies must choose to be a part of the Settlement Class or excluded from the Settlement Class for all such Class Policies.

71. The Settlement Administrator shall maintain the Post Office Box to which exclusion requests are required to be sent, monitor exclusion requests for accuracy and completeness, request any needed clarifications, and provide copies of all such materials to Plaintiffs’ Counsel and Defendants’ Counsel.

72. Every Class Member that does not file a timely written request for exclusion in accordance with this Section V shall be bound by all subsequent proceedings, orders, and judgments in this Action, even if such person or entity has any litigation, arbitration, regulatory complaint, or other legal proceeding pending, or subsequently initiates any litigation, arbitration, regulatory complaint, or other legal proceeding, against any Defendant(s) or Releasee(s) relating to a Policy and the claims and transactions released in the Actions pursuant to this Settlement.

73. Exclusions or “opt-outs” will be measured based on the proportion of additional COI charges collected (compared against the COI charges that would have been collected under the pre-adjustment COI rates) through March 31, 2015 for the Policies subject to the opt-out as compared to all the Policies in the Settlement Class (e.g., if the additional COI charges paid by Owner A represented 5% of the total additional COI paid by the Settlement Class, Owner A’s decision to validly opt-out would reduce the Settlement Fund by 5%).  Any disputes regarding the reduction of the Settlement Fund shall first be presented to the Mediator for potential resolution.

VI. OBJECTIONS TO THE SETTLEMENT

74. Any Class Member that has not filed a timely written request for exclusion and that wishes to object to the fairness, reasonableness, or adequacy of this Agreement or the proposed Settlement must submit to the Court, the Settlement Administrator, and Parties’ Counsel a statement of objection, postmarked no later than 30 days after the Notice Date.  Each such statement of objection must: (1) set forth the Settlement Class Member’s full name, current address, telephone number, and applicable Class Policy number(s); (2) state that the Settlement Class Member objects to the Settlement, in whole or in part; (3) set forth a statement of the legal and factual basis for the objection; and (4) be accompanied by copies of any and all documents that the objecting Settlement Class Member has and will submit in support of his/her position.  A Settlement Class Member who does not submit a timely objection in accordance with this Settlement Agreement and the Class Notice, and as otherwise ordered by the Court, shall not be treated as having filed a valid objection to the Settlement.  The Class Notice shall inform the Class of this requirement.  The Settlement Administrator will immediately provide complete copies of any such objections it receives to Parties’ Counsel.  Parties’ Counsel will ensure that copies of all such timely objections are filed with the Clerk prior to the Fairness Hearing, so that the Court may appropriately consider them.  Settlement Class Members may so object either on their own or through an attorney hired at their own expense.  If a Settlement Class Member hires an attorney to represent him or her, the attorney must (i) file a notice of appearance with the Clerk of the Court no later than 14 days before the Fairness Hearing, and (ii) send a copy of the same to Plaintiffs’ Counsel and counsel for Defendants by U.S. mail postmarked no later than 14 days before the date of the Fairness Hearing.

75. Any Settlement Class Member who timely files and serves a written objection, as described in Paragraph 74, may appear at the Fairness Hearing, either in person or through a personal attorney hired at the Settlement Class Member’s expense, to object to the fairness, reasonableness, or adequacy of this Agreement or the proposed Settlement, or to the Stipulated Fees and Costs, provided that notice of the intention to appear and object is given as specified in this paragraph.  Settlement Class Members or their attorneys who intend to make an appearance at the Fairness Hearing must send a notice of intention to appear, by U.S. mail postmarked no later than 14 days before the date of the Fairness Hearing, to Plaintiffs’ Counsel and Defendants’ Counsel, and file said notice with the Court no later than 14 days before the date of the Fairness Hearing.  A Class Member who appears at the Fairness Hearing will be permitted to argue only those matters that were set forth in a written objection filed by such Class Member in accordance with Paragraph 74.  No Class Member shall be permitted to raise matters at the Fairness Hearing that the Class Member could have raised in such a written objection, but failed to do so, and all objections to the Settlement that are not set forth in such a written objection are deemed waived.  Any Settlement Class Member who fails to comply with the applicable provisions of this Agreement and the Class Notice, and as otherwise ordered by the Court, shall be barred from appearing at the Fairness Hearing.

76. Any Settlement Class Member who fails to comply with the provisions of the preceding paragraphs of this Section VI shall waive and forfeit any and all rights he or she may have to appear separately and/or object, and shall be bound by all the terms of this Agreement and by all proceedings, orders, and judgments in the Action.

77. A Settlement Class Member’s objection to the Settlement shall not affect his or her rights to Settlement Relief.

78. The Parties may serve and file responses to written objections any time prior to the Fairness Hearing, or as otherwise directed by the Court.

VII. RELEASE AND WAIVER

79. In consideration of the promises and covenants of settlement between and among the Parties and as further contained in this Settlement Agreement (including but not limited to, the consideration to the Settlement Class Members), the Releasors hereby expressly release and discharge the Releasees from and against any and all claims, causes of action, debts, liabilities, damages, restitution, equitable, legal and administrative relief, known and unknown, at law or in equity, whether brought directly or indirectly, including any further claim to recovery or relief as a result of actions by any state or federal government agencies, arising out of or relating to any and all matters concerning the COI rates and COI charges assessed in the past or in the future by Defendants as a result of the 2010 Adjustment or 2011 Adjustment, including, but not limited to (a) the decision to adjust COI rates as part of the 2010 Adjustment or 2011 Adjustment, including the design, development, and implementation of the COI rates that were the subject of the 2010 and 2011 Adjustments and the prior and ongoing use of the Funding Ratio as part of the 2010 Adjustment; (b) any payments made in the past or future as a result of the 2010 Adjustment or 2011 Adjustment; (c) the marketing or sale of any Policy in connection with claims relating the 2010 Adjustment or 2011 Adjustment; (d) the determination of the class subject to the 2010 Adjustment and 2011 Adjustment including without limitation any alleged targeting of or discrimination against life settlement investors or under any consumer protection laws or regulations in connection with the 2010 Adjustment or 2011 Adjustment; and (e) any and all matters concerning or relating to this Settlement (including, without limitation, the award and/or implementation of any Settlement Relief with respect to a Policy), except matters concerning or relating to the enforcement of the Settlement provisions (collectively the “Released Claims”).  This release does not include any future COI rate adjustments assessed by Defendants, except as described in this paragraph and Paragraph 51.b.  Notwithstanding the foregoing, for purposes of clarification only, the Releasors are not releasing claims arising from any failure by Defendants to pay future death benefits owed under a subject policy.

80. Releasors hereby expressly further agree that they shall not now or hereafter institute, maintain, assert, join, or participate in, either directly or indirectly, on their own behalf, on behalf of a class, or on behalf of any other person or entity, any action or proceeding of any kind against the Releasees asserting Released Claims.

81. Nothing in this Release shall be deemed to alter the Class Policies’ contractual terms, except to the extent such are altered or affected by the award and/or implementation of Settlement Relief under this Agreement.

82. In connection with this Release, Releasors acknowledge that they are aware that they may hereafter discover claims or damages presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the Released Claims.  Nevertheless, Releasors understand and agree that this Release is, and is intended to be, a broad release of the Releasees with respect to the Released Claims, and Plaintiffs agree that this Release fully, finally, and forever shall settle and release all claims and causes of action whatsoever, known or unknown, and which now exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action or proceeding) with respect to the Released Claims.

83. RELEASORS EXPRESSLY UNDERSTAND THAT SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

TO THE EXTENT THAT CALIFORNIA OR OTHER SIMILAR FEDERAL OR STATE LAW MAY APPLY (BECAUSE OF OR NOTWITHSTANDING THE PARTIES’ CHOICE OF LAW IN THIS AGREEMENT), RELEASORS HEREBY AGREE THAT THE PROVISIONS OF SECTION 1542 AND ALL SIMILAR FEDERAL OR STATE LAWS, RIGHTS, RULES, OR LEGAL PRINCIPLES, TO THE EXTENT THEY ARE FOUND TO BE APPLICABLE HEREIN, ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED BY RELEASORS, AND RELEASORS HEREBY AGREE THAT THIS IS AN ESSENTIAL TERM OF THE RELEASE.

84. Nothing in this Release shall preclude any action to enforce the terms of this Agreement.

85. Plaintiffs and Defendants hereby agree and acknowledge that the provisions of this Section VII together constitute an essential term of the Agreement.

86. Plaintiffs and Defendants expressly agree that the provisions of this Section VII shall be, and may be raised as, a complete defense to and will preclude any action or proceeding encompassed by the release of Releasees herein.

87. It is the intention of the Named Plaintiffs, on behalf of themselves and the Settlement Class Members, in executing this Release to fully, finally, and forever settle and release all Released Claims released under this Section VII.

VIII. ATTORNEYS’ FEES AND EXPENSES
AND CLASS REPRESENTATIVE AWARDS

88. Only after agreeing to the principal terms set forth in this Agreement did Plaintiffs’ Counsel and Defendants’ Counsel engage in negotiations relating to attorneys’ fees and expenses.  These discussions were aided by the assistance of the Mediator.

89. For the Settlement Fund provided to the Settlement Class, Defendants agree not to oppose any application for the award of attorneys’ fees of up to and including 33% from the Settlement Fund, reimbursement of costs, and incentive awards, as described herein.

90. Defendants also agree to pay, subject to Court approval, an additional $6 million to Class Counsel for, amongst other things, the COI rate freeze increase and additional non-monetary relief and policy validity provided to the Settlement Class.  Within thirty (30) days after the Preliminary Approval Date, Defendants shall deposit $6 million into an interest-bearing escrow account (“Attorneys’ Fees Escrow Account”), to be kept separate and apart from the Settlement Fund Escrow Account, which shall be (a)  established with a financial institution or institutions designated by Plaintiffs’ Counsel, subject to the approval of Defendants, such approval not to be unreasonably withheld, and (c) maintained by the Escrow Agent in accordance with the terms and conditions of an escrow agreement as agreed to by Plaintiffs’ Counsel and Defendants’ Counsel. This cash payment is in addition to the Settlement Fund and shall not be paid from the Settlement Fund, nor shall such amount be reduced based on opt-outs or exclusions by Settlement Class Members.  This cash payment shall be used to pay the first $6 million of the total amount of all attorneys’ fees and costs awarded by the Court, and shall not revert to Defendants except as discussed in Paragraph 91.

91. If the District Court enters a Final Order and Judgment approving this Settlement, then not later than five (5) calendar days after the Final Approval Date, Defendants shall cause any attorneys’ fees and costs approved by the Court  (the “Fees and Costs Reimbursement”) to be paid to Class Counsel.  If this Agreement is terminated pursuant to Section X, then within five (5) calendar days after such termination the entire aggregate balance(s) held in the Attorneys’ Fees Escrow Account shall be withdrawn therefrom and returned to, or otherwise transferred as directed by, Defendants.  In any event, if the Court denies the Parties’ motion for final approval of the Settlement or if the District Court’s approval is reversed on appeal, then within five (5) calendar days after such occurrence, then any funds already distributed to Plaintiffs’ Counsel shall be returned to, or otherwise transferred as directed by, Defendants.  If the Fees and Costs Reimbursement is less than the amount in the Attorneys’ Fees Escrow Account, then within five (5) calendar days after the date of the Court’s order denying such motion, the remaining balance(s) in the Attorneys’ Fees Escrow Account(s) shall be withdrawn therefrom and returned to, or otherwise transferred as directed by, Defendants.  The escrow agreement(s) shall be consistent with this paragraph, and the actions of the Parties and Parties’ Counsel in respect of the escrow agreement(s) shall comply with this paragraph.

92. The Escrow Agent shall invest funds in the Attorneys’ Fees Escrow Account in instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments), or deposit some or all of the funds in non-interest-bearing transaction accounts that are fully insured by the Federal Deposit Insurance Corporation (“FDIC”) in amounts that are up to the limit of FDIC insurance.  Defendants and Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions executed by the Escrow Agent.  All risks related to the investment of the funds in the Attorneys’ Fees Escrow Account shall be born solely by the funds in the Attorneys’ Fees Escrow Account.

93. After the required funds have been paid into the Attorneys’ Fees Escrow Account, the parties hereto agree that the payment is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Attorneys’ Fees Escrow Account as a Qualified Settlement Fund from the earliest date possible.  Defendants’ Counsel agree to provide promptly to the Escrow Agents the statement described in Treasury Regulation § 1.468B-3(e).

94. All taxes resulting from the tax liabilities of the funds in the Attorneys’ Fees Escrow Account shall be paid solely out of the funds in the Attorneys’ Fees Escrow Account.  In all events, Defendants and Defendants’ Counsel shall have no liability or responsibility whatsoever for such taxes or the filing of any tax return or other document with the Internal Revenue Service or any other state or local taxing authority.  In the event any taxes, interest or penalties, of any kind whatsoever, including, but not limited to, any taxes payable by reason of indemnification or with respect to any tax filings the funds in the Attorneys’ Fees Escrow Account makes or is obligated to make, are owed by any of the Defendants on any earnings on the funds on deposit in the Attorneys’ Fees Escrow Account, such amounts shall also be paid out of the funds in the Attorneys’ Fees Escrow Account.  Any taxes or tax expenses owed on any earnings on the funds in the Attorneys’ Fees Escrow Account prior to their transfer to the Attorneys’ Fees Escrow Account shall be the sole responsibility of the entities that make the deposit.
95. Plaintiffs’ Counsel will, in their sole discretion, allocate and distribute the fees and costs that they receive pursuant to this Agreement among Plaintiffs’ Counsel and any and all other counsel, if applicable.  Disagreements, if any, between Plaintiffs’ Counsel and any such other counsel relating to any such fees and costs or the Fees and Costs Reimbursement, or to their individual shares of any such fees and costs, will have no impact on the effectiveness or the implementation of this Agreement, nor will such disagreements increase, modify, or otherwise affect the obligations imposed upon Defendants by this Agreement.

96. As set forth in Section IV.E. herein, the administrative expenses reasonably incurred after the execution of this Agreement, including:  publication, printing, and mailing costs of the Class Notice; post-office box rental costs; processing costs for requests for exclusion; fees of and disbursements to the independent Settlement Administrator; and administration costs of the Settlement Relief will be paid from the Settlement Fund, except as described in Section IV.E with respect to expenses of the Settlement Administrator if the Settlement is not approved by the Court.  Notwithstanding anything herein, the amount payable to Plaintiffs’ Counsel pursuant to this Section VIII is the total amount to which Plaintiffs’ Counsel and any and all other counsel for Plaintiffs will be entitled to receive from Defendants or the Releasees with respect to the Settlement, the administration of the Settlement, and all matters described in this Agreement.

97. Plaintiffs’ Counsel may petition the Court, and Defendants agree not to oppose, an application for an award of incentive payments to some or all of the Named Plaintiffs, depending on the extent of his or her involvement in these Actions, and the purpose of such an award shall be to compensate Named Plaintiffs for efforts undertaken by them on behalf of the Settlement Class.  These incentive payments shall be made to the Named Plaintiffs in addition to, and shall not diminish or prejudice in any way, any Settlement Relief which he or she may be eligible to receive. All sums to be paid to any Named Plaintiff pursuant to this paragraph shall be paid from the Settlement Fund.

98. The attorneys’ fees and expenses awarded shall be set forth in a fee and expense award separate from the final order and final judgment so that any appeal of one shall not constitute an appeal of the other.  Any order or proceedings relating to the attorneys’ fees and expense reimbursement application, or any appeal from any order related thereto, or reversal or modification thereof, will not operate to terminate or cancel this Agreement or delay the Final Approval Date.

99. Defendants and Plaintiffs shall not be liable or obligated to pay any fees, expenses, costs, or disbursements to any person, either directly or indirectly, in connection with these Actions, this Agreement, or the proposed Settlement, other than those expressly provided in this Agreement as being payable by such party.

IX. PRELIMINARY AND FINAL APPROVAL AND ORDER OF DISMISSAL

100. After the Fairness Hearing, and upon the Court’s approval of this Agreement, the Parties shall seek from the Court a Final Order and Judgment in a form agreed to by the Parties.

101. The Final Order and Judgment proposed by the Parties shall, among other things, (1) approve the Agreement as fair, reasonable, and adequate; and (2) dismiss the Action (including the complaints listed in Section I.A) with prejudice and on the merits with jurisdiction retained to enforce the terms of this Agreement.

X. MODIFICATION OR TERMINATION OF THIS AGREEMENT

102. The terms and provisions of this Agreement may be amended, modified, or expanded by written agreement of the Parties and approval of the Court; provided however, the Parties may by agreement effect such amendments, modifications, or expansions of this Agreement and its implementing documents (including the Exhibits hereto) without notice to or approval by the Court if such changes are consistent with the Court’s Final Order and Judgment and do not unreasonably limit the rights of Class Members under this Agreement.

103. The Parties may agree to implement the terms of the Settlement prior to the Final Settlement Date in accordance with the terms, conditions, dates, and time periods specified in this Agreement; provided however, that (1)  all related procedures and matters shall be suspended upon the filing of a Notice of Appeal of the Final Order and Judgment; and (2) Defendants shall in no event have any obligation to pay, credit, implement, or otherwise effect any Settlement Relief prior to the Final Settlement Date, except as otherwise provided herein.

104. This Agreement shall terminate at the sole option and discretion of Defendants or Plaintiffs if:  (1) the Court or the appellate court(s) with jurisdiction over any appeal taken from the Court, rejects, modifies, or denies approval of any portion of this Agreement or the proposed Settlement that is material, including but not limited to, the terms of Settlement Relief, the findings or conclusions of the Court, the provisions relating to notice, the definition of the Class or Class Member, and/or the terms of the Release; or (2) the Court, or any appellate court(s) with jurisdiction over any appeal taken from the Court, does not enter or completely affirm, or modifies, alters, narrows or expands, any portion of the Final Order and Judgment, or any of the Court’s findings of fact or conclusions of law, that is material. The terminating party must exercise the option to withdraw from and terminate this Agreement, as provided in this paragraph, in writing no later than 10 days after receiving notice of the event prompting the termination.  The Parties will be returned to their positions status quo ante.

105. Notwithstanding the preceding paragraph, Plaintiffs may not terminate this Agreement solely because of the amount of attorneys’ fees and costs reimbursed by the Court or any appellate court(s).  Defendants, however, may elect to terminate this Agreement if the amount of attorneys’ fees and costs ordered by the Court to be payable by Defendants, rather than and excluding all amounts payable from the Settlement Fund, exceeds $6 million.

106. Notwithstanding anything in this Agreement, if the total number of persons and/or entities in the Class who submit requests for exclusion from the Class, or on whose behalf requests for such exclusion are submitted, exceeds the number set forth in the confidential agreement between the Parties executed and delivered as of the Execution Date, Defendants shall have the option, in their sole and absolute discretion, to withdraw from the Settlement and terminate this Agreement in writing no later than 30 days from the close of the exclusion period or as otherwise agreed by the Parties.

107. If an option to withdraw from and terminate this Agreement arises under the preceding paragraphs in this Section X:  (1) neither Defendants nor Plaintiffs are required for any reason or under any circumstance to exercise that option; and (2) any exercise of that option shall be made in good faith.

108. If this Agreement is terminated pursuant to the preceding paragraphs in this Section X, then:

a.
This Agreement shall be null and void and shall have no force or effect, and no party to this Agreement shall be bound by any of its terms, except for the terms of this Paragraph 108 in this Section X;

b.
All provisions of this Agreement, and all negotiations, statements, and proceedings relating to this Agreement, shall be without prejudice to the rights of Defendants, Named Plaintiffs, or any Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Agreement;

c.
Releasees, including Defendants, expressly and affirmatively reserve all defenses, arguments, and motions as to all claims that have been or might later be asserted in the Actions, including but not limited to, any applicable statutes of limitation and the argument that the Actions may not be litigated as a class action;

d.
Plaintiffs, on behalf of themselves and their heirs, assigns, executors, administrators, beneficiaries, and successors, expressly and affirmatively reserve and do not waive all motions as to, and arguments in support of, all claims, causes of actions, or remedies that have been or might later be asserted in the Actions, including but not limited to, any argument concerning class certification, equitable tolling, and statutes of limitations;

e.
This Agreement, the fact of its having been made, the negotiations leading to it, and/or any action taken by a Party or Class Member pursuant to this Agreement shall not be admissible or entered into evidence for any purpose whatsoever in any other legal proceeding besides this Action.

XI. GENERAL MATTERS AND RESERVATIONS

109. The obligation of the Parties to conclude the Settlement is and shall be contingent on each of the following:

a.	Entry by the Court of the Final Order and Judgment approving the Settlement, from which the time to appeal has expired or which has remained unmodified after any appeal(s).

b.	The condition set forth in Paragraph 106.

c.	Any other conditions stated in this Agreement.

110. The Parties agree to keep the provision set forth in Paragraph 106 confidential.  In order to comply with any applicable law or regulation, Defendants may disclose the other terms of the Settlement as necessary in its public disclosures and press releases or to its rating agencies, regulators or accountants or to any other person or entity to whom the Parties agree disclosure may be made.  The Parties further agree that a Party may disseminate information regarding the proposed Settlement to the public, including to Defendants’ shareholders, as that Party deems appropriate and reasonably necessary to adequately inform those requiring notice and as necessary to comply with applicable law or regulation.

111. The Parties and their counsel agree that the Confidential Information made available to them through the discovery process was made available on the condition that neither the Parties nor their counsel may disclose it to third parties except in accordance with the terms of the Consolidated/Second Amended Stipulated Protective Order Governing the Production and Exchange of Confidential Information entered in the Action on June 5, 2013 or any other applicable orders of the Court.

112. The Parties and their counsel further agree that their discussions and the information exchanged in the course of negotiating this Settlement are confidential under the terms of the mediation agreement signed by the Parties in connection with the mediation sessions with Professor Eric Green and follow-up negotiations between the Parties’ Counsel.  Such exchanged information was made available on the condition that neither the Parties nor their counsel may disclose it to third parties (other than experts or consultants retained by the Parties in connection with the Action), that it not be the subject of public comment, and that it not be publicly disclosed or used by the Parties or their counsel in any way in the Action should it not settle, or in any other proceeding; provided however, that nothing contained herein shall prohibit the Parties from seeking such information through formal discovery if not previously requested through formal discovery or from referring to the existence of such information in connection with the Settlement of the Action.

113. The Parties will attempt to resolve any disputes that may arise concerning the interpretation of this Agreement in good faith.  The Parties agree to mediate any disputes regarding the interpretation of this Agreement or Exhibits attached hereto with the Mediator prior to seeking Court involvement.  If the Parties fail to resolve the dispute after mediation, the Court retains jurisdiction to resolve such disputes.

114. Unless Plaintiffs’ Counsel and Defendants agree to an extension of this deadline, within 60 days after the Final Settlement Date, Plaintiffs and their counsel shall either destroy or return to counsel for Defendants all documents (and all copies of such documents in whatever form made or maintained) produced by Defendants in this Action and the transcripts of any and all statements, interviews, and depositions provided by any Defendants or their current or former officers, employees, or agents, and any exhibits to those statements, interviews, and depositions.  If any such documents and materials are destroyed in lieu of return to counsel for Defendants, Plaintiffs’ Counsel shall deliver to counsel for Defendants an affidavit to the effect that such documents and materials have been destroyed and identifying the destroyed documents and materials. Defendants and their counsel shall do the same for all such documents produced by Plaintiffs in this Action.

115. Notwithstanding the foregoing, the Parties’ Counsel may retain:

a.	copies of all pleadings, motions, briefs, and other materials filed with or submitted to the Court in this Action, including all exhibits to such pleadings, motions, briefs, and other submissions;

b.	copies of transcripts of the depositions taken in this Action of witnesses represented by the Parties’ Counsel, including all exhibits to such deposition transcripts; and

c.	copies of all expert reports produced in this Action, including all exhibits and other materials produced in connection with such expert reports.

116. By execution of this Agreement, Defendants do not intend to release any claim against any insurer for any cost or expense hereunder, including but not limited to, attorneys’ fees and costs.

117. Plaintiffs’ Counsel represent that they:  (1) are authorized to enter into this Agreement on behalf of Plaintiffs, and (2) are seeking to protect the interests of the Class.

118. Named Plaintiffs represent and certify that:  (1) they have agreed to serve as representatives of the Class proposed to be certified for settlement purposes herein; (2) they remain willing, able, and ready to perform all of the duties and obligations of a representative of the Class; (3) they are familiar with the allegations in their respective Actions, including the complaints, or have had the contents of such allegations described or conveyed to them; (4) they have consulted with Plaintiffs’ Counsel about their respective Actions (including discovery conducted in the Action), this Agreement, and the obligations of a representative of the Class; (5) they have authorized Plaintiffs’ Counsel to execute this Agreement on their behalf; and (6) they shall remain and serve as a representative of the Class until the terms of this Agreement are effectuated and fully implemented, this Agreement is terminated in accordance with its terms, or, with respect to an individual Named Plaintiff, the Court at any time determines that said Named Plaintiff cannot represent the Class.

119. Counsel for Defendants represent that they are authorized to enter into this Agreement on behalf of Defendants.

120. This Agreement, including the Exhibits hereto, which are an integral part of this Agreement, sets forth the entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by all Parties’ Counsel.  The Parties expressly acknowledge that no other agreements, arrangements, or understandings not expressed or referred to in this Agreement exist among or between them.

121. This Agreement and any ancillary agreements shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to its choice of law or conflict of laws rules.

122. Any action to enforce this Agreement shall be commenced and maintained only in the Court.

123. Whenever this Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by e-mail and/or next-day (excluding Saturday and Sunday) express delivery service as follows:

a.		If to Defendants, then to:
Thomas A. Hetherington
David T. McDowell
Jarrett E. Ganer
Edison, McDowell & Hetherington LLP
3200 Southwest Freeway, Suite 2100
Houston, TX 77027
Tel: 713-337-5580
Fax: 713-337-8850
	E-mail:	tom.hetherington@emhllp.com
david.mcdowell@emhllp.com
jarrett.ganer@emhllp.com

- and –

Waldemar J. Pflepsen, Jr.
Jason H. Gould
Carlton Fields Jorden Burt, P.A.
1025 Thomas Jefferson Street, NW
Suite 400 East
Washington, DC 20007
Tel: 202-965-8100
Fax: 202-965-8104
	E-mail:	wpflepsen@cfjblaw.com
jgould@cfjblaw.com

b.		If to Plaintiffs, then to:
Steven G. Sklaver
Frances S. Lewis
Susman Godfrey L.L.P.
1901 Avenue of the Stars, Suite 950
Los Angeles, CA 90067-6029
Tel: 310-789-3100
Fax: 310-789-3150
	E-mail:	ssklaver@susmangodfrey.com
flewis@susmangodfrey.com

- and -

Seth Ard
Susman Godfrey L.L.P.
560 Lexington Avenue, 15th Floor
New York, NY 10022
Tel: 212-336-8330
Fax: 212-336-8340
	E-mail:	sard@susmangodfrey.com

124. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided.  In computing any period of time prescribed or allowed by this Agreement or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included.  Each other day of the period to be computed shall be included, including the last day thereof, unless such last day is a Saturday, a Sunday, or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the Clerk of the Court inaccessible, in which event the last day of the period shall be the next day that is not one of the aforementioned days.  As used in this Paragraph 124, “legal holiday” includes New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a holiday by the President or the Congress of the United States.

125. The Parties reserve the right to agree between themselves on any reasonable extensions of time that might be necessary to carry out any of the provisions of this Agreement.

126. The Parties agree that (1) this Agreement is clear and unambiguous, has been drafted and negotiated by counsel for the Parties at arm’s length, and shall not be construed more strictly against any of the Parties; and (2) no parol or other evidence may be offered to explain, construe, contradict, or clarify the terms of this Agreement, the intent of the Parties or their counsel, or the circumstances under which this Agreement was made or executed.

127. Defendants consider it desirable for the Actions to be settled and dismissed, because this Settlement will:  (1) provide substantial benefits to Class Members through processes that provide fair and adequate procedural and substantive protections both to Class Members and to Defendants; (2) finally put Plaintiffs’ claims and the underlying matters to rest; and (3) avoid the substantial expense, burden, and uncertainties associated with the continued litigation of those claims.  In no event shall this Agreement, any of its provisions or any negotiations, statements, or court proceedings relating to them in any way be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Actions, any other action, or in any judicial, administrative, regulatory, or other proceeding, except in a proceeding to enforce this Agreement.  Without limiting the foregoing, neither this Agreement nor any related negotiations, statements, or court proceedings shall be construed as, offered as, received as, used as, or deemed to be evidence or an adjudication, admission, or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including, but not limited to, Defendants or Plaintiffs, or as a waiver by Defendants or Plaintiffs of any applicable claims or defenses.  Defendants contend that certification of the Class for litigation purposes would be inappropriate under Federal Rule of Civil Procedure 23.

128. Defendants represent, warrant, and covenant, as to the payments made by or on behalf of Defendants, at the time of such payment that the Defendants made or caused to be made pursuant to this Agreement, they were not insolvent, nor did nor will the payment required to be made by or on behalf of Defendants render Defendants insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code.

129. Neither this Agreement nor any of the relief to be offered under the proposed Settlement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of any Policy, except as expressly provided by this Agreement or the relief granted in accordance with the terms of this Agreement.  This Agreement does not, and shall not be deemed to, create any fiduciary or similar relationship between Defendants and any of their current, past, or prospective policyholders or contract owners.  This Agreement does not impose, and shall not be deemed to impose, any fiduciary or other similar duty on any of Defendants, and Defendants expressly disclaim any fiduciary or other similar duties.  The duties and obligations assumed by Defendants as a result of this Agreement are limited to those expressly set forth in this Agreement.

130. Punitive or exemplary damages are not available to any Class Member under the proposed Settlement described in this Agreement, and none of the proposed Settlement Relief shall include or constitute, or be deemed to include or constitute, punitive or exemplary damages.

131. No opinion concerning the tax consequences of the proposed Settlement to any person or entity in the Class is given or will be given by Defendants, counsel for Defendants, or counsel for Plaintiffs, nor are any representations or warranties in this regard made by virtue of this Agreement.  The Class Notice shall direct persons and entities in the Class to consult their own tax advisors regarding the tax consequences of the proposed Settlement, including the tax consequences of any payments, credits, and payment periods provided for hereunder, and any tax reporting obligations they may have with respect thereto.  The tax obligations of each Class Member, and the determination thereof, are the sole responsibility of each such person and entity, and it is understood that the tax consequences of the Settlement may vary depending on the particular circumstances of each such person and entity.

132. The Parties, their successors and assigns, and their attorneys undertake to implement the terms of this Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Agreement.

133. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking court approval of this Agreement and in preparing all Final Approval papers and to use their commercially reasonable best efforts to effect the prompt consummation of this Agreement and the proposed Settlement.

134. This Agreement may be signed in counterparts, each of which shall constitute a duplicate original.

[SIGNATURE PAGES FOLLOW]

STIPULATION OF SETTLEMENT
Case Nos. 11-CV-8405(CM) and 14-CV-8714(CM)
United States District Court for the Southern District of New York

APPROVED AS TO FORM:

By:	/s/ Steven G. Sklaver
Steven G. Sklaver, Esq.
SUSMAN GODFREY L.L.P.

COUNSEL FOR PLAINTIFFS AND THE CLASS

APPROVED AS TO FORM:

By:	/s/ Thomas F. A. Hetherington
Thomas F. A. Hetherington, Esq.
EDISON MCDOWELL & HETHERINGTON, LLP

COUNSEL FOR DEFENDANTS PHOENIX LIFE INSURANCE COMPANY AND PHL VARIABLE INSURANCE COMPANY

STIPULATION OF SETTLEMENT
Case Nos. 11-CV-8405(CM) and 14-CV-8714(CM)
United States District Court for the Southern District of New York

Agreed to this 29th day of May, 2015.

By:  /s/ Martin Fleisher

MARTIN FLEISHER, AS TRUSTEE OF THE MICHAEL MOSS IRREVOCABLE LIFE INSURANCE TRUST II, ON BEHALF OF THE MICHAEL MOSS IRREVOCABLE LIFE INSURANCE TRUST II AND THE CLASS

By: /s/ Jonathan Berck

JONATHAN BERCK, AS TRUSTEE OF THE JOHN L. LOEB, JR. INSURANCE TRUST, ON BEHALF OF THE JOHN L. LOEB, JR. INSURANCE TRUST AND THE CLASS

By:  /s/ Joseph Lichter, as Manager

SPRR LLC ON BEHALF OF ITSELF AND THE CLASS

STIPULATION OF SETTLEMENT
Case Nos. 11-CV-8405(CM) and 14-CV-8714(CM)
United States District Court for the Southern District of New York

Agreed to this 29th day of May, 2015.

By:  /s/ James D. Wehr

James D. Wehr,
President and Chief Executive Officer
PHOENIX LIFE INSURANCE COMPANY

By:  /s/ James D. Wehr

James D. Wehr,
President
PHL VARIABLE INSURANCE COMPANY

Exhibit A

Fleisher et al v. Phoenix Life Insurance Company
SPRR LLC v. PHL Variable Insurance Company

NOTICE OF CLASS ACTION LAWSUIT AND SETTLEMENT

FOR PHOENIX ACCUMULATOR UNIVERSAL LIFE INSURANCE POLICIES

<<NAME>>
<<ADDRESS>>
<<CITY>> <<STATE>> <<ZIP>>

Your ID Number is <<RustID>>

Dear <<NAME>>

You have been sent this Notice of Class Action Lawsuit and Settlement (the “Notice”) because you have been identified as a potential Class Member in the Settlement of the class action lawsuits, Fleisher et al v. Phoenix Life Insurance Company and SPRR LLC v. PHL Variable Insurance Company.

Our records indicate that you are the owner, or were the owner at the time of termination or maturity, of the following Phoenix Accumulator Universal Life (“PAUL”) insurance policy(ies) or certificate(s) that received notice from Phoenix that such policy(ies) or certificate(s) was/were subject to a cost of insurance rate increase in 2010 or 2011:

Policy Number(s):	Name of Insured(s):
[[POLICY NUMBER]]	[[NAME OF INSURED]]

There is a Settlement involving the adjustments Phoenix made to cost of insurance rates for certain policyholders in 2010 and 2011 that provides for a $42.5 million cash payment to be distributed among eligible policies in addition to certain policy-related guarantees. Phoenix’s records show that you may be eligible to participate in the Settlement. Please read the enclosed Notice carefully to understand your rights and obligations under the Settlement.

IF YOU HAVE QUESTIONS
PLEASE CALL 1-800-000-0000 OR VISIT WWW.PHOENIXCOISETTLEMENT.COM

United States District Court for the Southern District of New York

If You Own a
Phoenix Accumulator Universal Life Insurance Policy
Issued between 2004 and 2008,

You May be Eligible for a Payment from a Class Action Settlement.

A federal court authorized this notice.  This is not a solicitation from a lawyer.
You are not being sued.

●
A Settlement has been reached with Phoenix Life Insurance Company and PHL Variable Insurance Company in two class action lawsuits about raising the cost-of-insurance (“COI”) rates on certain policyholders.

●
Generally, the Settlement includes anyone who owns a (or owned a now terminated) Phoenix Accumulator Universal Life Insurance Policy issued between 2004 and 2008, with a face amount of $1,000,000 or more and an issue age of either 65 and above or 68 and above, depending on the policy (see Question 6 below).

●
As part of the Settlement, Defendants have agreed not to raise COI rates through December 31, 2020, and not to challenge the validity of class members’ policies based on certain grounds (see Question 8 below)

●	As part of the Settlement, certain Class members will be eligible to receive payment from the $42.5 million cash portion of the Settlement (see Question 8 below).

Your legal rights are affected even if you do nothing.  Please read this notice carefully.

Your Legal Rights And Options In This Settlement

Do Nothing	Get certain benefits from the Settlement. Give up certain rights to sue.

Ask to Be Excluded	Get no benefits from the Settlement. This is the only option that allows you to participate in any other lawsuit against the Defendants about the claims in this case.

Object	Write to the Court if you don’t like the Settlement.

Go to a Hearing	Ask to speak in Court about the fairness of the Settlement.

●	These rights and options—and the deadlines to exercise them—are explained in this notice.

●
The Court in charge of this case still has to decide whether to approve the Settlement.  Payments will only be made if the Court approves the Settlement and after any appeals are resolved.  Please be patient.

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What This Notice Contains

BASIC INFORMATION		3

1	Why is there a notice?

2	What is this lawsuit about?

3	What is a “cost of insurance” rate?

4	Why is this a class action?

5	Why is there a Settlement?

WHO IS PART OF THE SETTLEMENT		4

6	Who is included in the Settlement?

7	What if I am not sure whether I am included in the Settlement?

THE SETTLEMENT BENEFITS		5

8	What does the Settlement provide?

9	How do I participate in the Settlement? How do I make a claim?

10	Will I receive a payment? How much will my payment be?

11	When will I receive my payment?

12	What am I giving up to stay in the Class?

HOW TO RECEIVE A PAYMENT		7

13	How can I receive a payment?

EXCLUDING YOURSELF FROM THE SETTLEMENT		7

14	How do I get out of the Settlement and receive no benefits?

15	If I do not exclude myself, can I sue the Defendants for the same thing later?

16	If I exclude myself, can I still get a payment?

THE LAWYERS REPRESENTING YOU		8

17	Do I have a lawyer in the case?

18	How will the lawyers be paid?

OBJECTING TO THE SETTLEMENT		8

19	How do I tell the Court if I do not like the Settlement?

20	What is the difference between objecting and asking to be excluded?

THE FAIRNESS HEARING		9

21	When and where will the Court decide whether to approve the Settlement?

22	Do I have to attend the hearing?

23	May I speak at the hearing?

GETTING MORE INFORMATION		10

24	How do I get more information?

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Basic Information

1. Why is there a notice?

A Court authorized this notice because you have a right to know about the proposed Settlement of these class action lawsuits and about all of your options before the Court decides whether to give final approval to the Settlement.  This notice explains the lawsuits, the Settlement, and your legal rights.

Judge Colleen McMahon of the United States District Court for the Southern District of New York is overseeing these cases.  The two cases in this litigation are known as Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM) and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM). The people who sued are called the “Plaintiffs.”  Phoenix Life Insurance Company and PHL Variable Insurance Company (collectively, “Phoenix”) are called the “Defendants.”

The following is only a summary of the Settlement. A full description of the Settlement is contained in the Settlement Agreement. Nothing in this notice alters the terms of the Settlement Agreement. A copy of the Settlement Agreement may be obtained by visiting www.URL.com or by writing Settlement Administrator, P.O. Box ####, Faribault, MN 55021-###.

If the Court approves the Settlement, the Defendants will provide the Settlement benefits provided for in the approved Settlement.

2. What is this lawsuit about?

The lawsuits claim that Phoenix’s decision to raise cost of insurance rates on certain Phoenix Accumulator Universal Life (“PAUL”) policies beginning in April 2010, and on other PAUL policies beginning in November 2011, was unlawful and in violation of the terms of the Policies. These complaints further alleged that Phoenix’s rate increases did not apply uniformly to a class of insureds, discriminated unfairly between insureds of the same class, and were improperly designed to recoup past losses. The lawsuits further claimed that Phoenix’s actions harmed affected policyholders.

The Defendants deny these claims and maintain they did nothing wrong.

3. What is a “cost of insurance” rate?

PAUL policies are a type of universal life insurance. Universal life insurance policies typically combine a death benefit component with a savings component, sometimes called the “policy value.” As PAUL policyholders pay premiums, the policy value accumulates. PAUL policyholders are not required to pay fixed monthly premiums so long as the policy value is sufficient to cover the monthly deductions and expenses called for by the policy. One of the charges included in the monthly deduction is the “cost of insurance” or “COI” charge. The COI charge typically represents, in part, Phoenix’s risk of paying the death benefit to the policy’s beneficiary upon the death of the insured. Each policy’s monthly COI charge is calculated by multiplying the applicable COI rate against the policy’s net amount at risk, which is essentially the difference between the policy’s total face amount and its policy value. At issue in these lawsuits are adjustments Phoenix made to the COI rates that go into calculating the monthly COI charge.

4. Why is this a class action?

In a class action, one or more people called “class representatives” sue on behalf of themselves and other people with similar claims.  All of these people together are the “class” or “class members.”  In this case, the Class Representatives are Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, Jonathan Berck, as Trustee of the John L. Loeb, Jr. Insurance Trust, and SPRR LLC. One court resolves the issues for all Class members, except for those who exclude themselves from the Class.

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5. Why is there a Settlement?

The Court has not decided in favor of the Plaintiffs or the Defendants.  Instead, both sides have agreed to a Settlement. The Settlement provides a method to resolve the claims made in the lawsuits that takes into consideration the best interest of all involved parties. The Settlement was the result of extensive, arms-length negotiations between Class Counsel and Phoenix, with the assistance of an experienced mediator, and is based upon a thorough examination of the facts and the law gained over years of litigation. By agreeing to settle, both sides avoid the cost and risk of a trial and appeal, and the people affected will get a chance to receive compensation.

The Class Representatives and their attorneys believe the Settlement is in the best interests of the Class. The Settlement does not mean that the Defendants have conceded they did anything wrong. If the Settlement is approved by the Court, Class members will be entitled to participate in the Settlement, but they will not be able to sue Phoenix based upon the adjustments to their policies’ cost of insurance rates that are at issue in the underlying lawsuits, which will be dismissed.

Who Is Part Of The Settlement?

You need to decide whether you are included in the Settlement.

6. Who is included in the Settlement?

The Class includes the persons who own (or owned as of the date of policy termination) the PAUL Policies for which Phoenix sent notice that the Policy was subject to the 2010 Adjustment or 2011 Adjustment (the “Class Policies”). The 2010 Adjustment is the adjustment to COI rates, including the use of the Funding Ratio, on certain PAUL Series 2(c) and Series 3 policies, insured’s issue age 68 and over, face amount of $1 million and over, beginning on or about April 1, 2010.  For the purposes of clarity, the 2010 Adjustment includes the adjustment to COI rates for Policies issued in New York originally included in the 2010 Adjustment, including those that began receiving different COI rates on or about January 1, 2012 due to a revised methodology for applying the COI rate adjustment for the Policies. The 2011 Adjustment is the adjustment to COI rates on certain PAUL Series 3(a) policies, insured’s issue age 68 and over, face amount of $1 million and over, and certain PAUL Series 3(b) and Series 3(c) policies, insured’s issue age 65 and over, face amount of $1 million and over, beginning on or about November 1, 2011

Excluded from the Class are any officers, directors, or employees of any Defendant; the affiliates, legal representatives, attorneys, successors, or assigns of any Defendant; Class Counsel and their employees; and any judge, justice, or judicial official presiding over the Actions and the staff and immediate family of any such judge, justice, or judicial official. .

Also excluded from the Class are the owners of (1) policies that received a decrease in their COI rates or whose COI rates were unchanged as part of the 2011 Adjustment, (2)  policies for which a prior settlement bars their claim, or (3) policies that are subject to separate, ongoing legal proceedings as identified by caption in the Settlement Agreement.

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7. What if I am not sure whether I am included in the Settlement?

If you are not sure whether you are included in the Settlement, you may call 1-800-000-0000 with questions or visit www.[URL].com.  You may also write with questions to Settlement Administrator, P.O. Box ####, Faribault, MN 55021-###.

The Settlement Benefits

8. What does the Settlement provide?

The Defendants will pay $42.5 million into a Settlement Fund for eligible Class members. The Settlement Fund will be reduced proportionally if there are any opt-outs from the Class (see Question 14 below). After payment of the cost to administer the Settlement as well as attorney fees and expenses and the payments to the Class Representative (see Question 18 below), the Settlement Administrator will distribute the remaining amounts to eligible Class members (see Question 10 below). No portion of the Settlement Fund will be returned to the Defendants.

Phoenix has also agreed not to:

●	Implement any new rate increases on Class members’ policies through December 31, 2020.

●	Cancel, void, rescind, or deny a death claim submitted under the Class members’ policies or contest the validity of a policy based on:

o	A lack of valid insurable interest under any applicable law or equitable principles; or

o
Any misrepresentation made on the application while applying for the policies (this excludes any misrepresentations made in connection with any past or future application to reinstate a Policy, and is subject to a two-year contestability period)

o	This agreement does not prevent Defendants from raising a defense to coverage under, or seeking to cancel a policy for, nonpayment of premiums.

More details are in a document called the Settlement Agreement, which is available at www.[URL].com or by writing to Settlement Administrator, P.O. Box ####, Faribault, MN 55021-###.

9. How do I participate in the Settlement? How do I make a claim?

Class members do not have to do anything to participate in the Settlement. The Settlement Administrator will calculate the amount that is payable to eligible Class members (see Question 10 below) and will send out the payment. No claims need to be filed.

10. Will I receive a payment? How much will my payment be?

Class members are eligible to receive a cash payment from the Settlement Fund if they either (1) paid a higher COI rate as a result of the 2010 and 2011 Adjustments than they would have but for the adjustments (a “COI overcharge”) or (2) lapsed their policy after receiving notice of a COI increase but before ever paying an overcharge.

After reducing the Settlement Fund for opt-outs, costs, fees, expenses, and the payments to the Class Representative, the remaining cash will be divided into two funds: a fund for those who paid a COI overcharge and a fund for those who lapsed after receiving notice of a COI increase but before ever paying an overcharge. The fund for such lapsed policies will consist of $2 million, and the rest of the distributable funds will go to the overcharge fund. Both funds will then be distributed to Class members on a pro rata (or proportional) basis as follows:

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●	The fund for overcharges will be paid to Class members in proportion to their share of the overall COI overcharges paid by Class members through March 2015.

●
The fund for eligible lapsed policies will be paid to Class members in proportion to the amount of premiums each lapsed policyholder paid into their policies before termination, as compared to the amount paid by all eligible policyholders.

By definition, no Class member can receive payments from both funds. The actual amount available for each eligible Class member will not be determined until after [[Month 00, 2015]] and may not be determined until after the Settlement is final.

You should consult your own tax advisors regarding the tax consequences of the proposed Settlement, including any payments you may receive and any tax reporting obligations you may have as a result.

11. When will I receive my payment?

Class members who are entitled to payments will receive their payments after the Court grants final approval to the Settlement and after appeals, if any, are resolved (see “The Fairness Hearing” below).  If there are appeals, resolving them can take time.

12. What am I giving up to stay in the Class?

Unless you exclude yourself from the Settlement, you can’t sue the Defendants (or certain other released parties included as “Releasees” in the Settlement) or be part of any other lawsuit against Phoenix about the issues in this case.  Unless you exclude yourself, all of the decisions by the Court will bind you. If the Settlement becomes final, you will give up your right to sue the Defendants for the claims being resolved by this Settlement. You will be “releasing” the Defendants and all related people as described in Section VII of the Settlement Agreement.

This release includes all claims that were asserted in the lawsuit, as well as claims that could have been asserted related to the 2010 and 2011 COI rate adjustments, including, without limitation, claims, causes of action, debts, liabilities, damages, restitution, equitable, legal and administrative relief, known and unknown, at law or in equity, whether brought directly or indirectly, including any further claim to recovery or relief as a result of actions by any state or federal government agencies, arising out of or relating to any and all matters concerning the COI rates and COI charges assessed in the past or in the future by Defendants as a result of the 2010 Adjustment or 2011 Adjustment. This release includes but is not limited to (a) the decision to adjust COI rates as part of the 2010 Adjustment or 2011 Adjustment, including the design, development, and implementation of the COI rates that were the subject of the 2010 and 2011 Adjustments and the prior and ongoing use of the Funding Ratio as part of the 2010 Adjustment; (b) any payments made in the past or future as a result of the 2010 Adjustment or 2011 Adjustment; (c) the marketing or sale of any Policy in connection with claims relating the 2010 Adjustment or 2011 Adjustment; (d) the determination of the class subject to the 2010 Adjustment and 2011 Adjustment including without limitation any alleged targeting of or discrimination against life settlement investors or under any consumer protection laws or regulations in connection with the 2010 Adjustment or 2011 Adjustment; and (e) any and all matters concerning or relating to this Settlement (including, without limitation, the award and/or implementation of any Settlement Relief with respect to a Policy), except matters concerning or relating to the enforcement of the Settlement provisions.

This release does not include any future COI rate adjustments assessed by Defendants, except as described in the Settlement Agreement, and does not include claims arising from any failure by Defendants to pay future death benefits owed under a subject policy.

6

Settlement class members expressly waive any and all rights that they may have under any law that would limit the release to claims actually known or suspected to exist at the time of the settlement, including the provisions of Section 1542 of the California Civil Code, which provides as follows: “GENERAL RELEASE-CLAIMS EXTINGUISHED. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Settlement Agreement is available at www.[URL].com and describes the claims that you give up if you remain in the Settlement.  If you have any questions you can talk to the law firms listed in Question 17 for free or you can, of course, talk to your own lawyer if you have questions about what this means.

How To Receive A Payment

13. How can I receive a payment?

If you are eligible for a payment under the Settlement, you do not need to do anything. A check will be mailed directly to you at the same address to which this Notice was sent.

Excluding Yourself From The Settlement

If you don’t want a payment from this Settlement, and/or you want to keep the right to sue the Defendants about the issues in this case, then you must take steps to get out of the Settlement.  This is called excluding yourself—or it is sometimes referred to as “opting out” of the Class.

14. How do I get out of the Settlement and receive no benefits?

To exclude yourself, send a letter that says you want to be excluded from the Settlement in Martin Fleisher, as trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM) and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM). You are required to include your name (or the name of the company or entity that owns the PAUL policy), address, and signature.  You must mail your Exclusion Request postmarked by Month 00, 2015, to:

Settlement Administrator
 P.O. Box ####
Faribault, MN 55021-###

A request to be excluded from the Class applies to the Class member regardless of the number of Class Policies he or she owns. An owner of multiple Class Policies cannot stay in the Class for some policies and be excluded for others. However, if you own multiple Class Policies in a representative or agency capacity (such as a trustee, securities intermediary, or other similar agency) for more than one principal, you may request to exclude Class Policies from the Settlement held on behalf of one principal while participating in the Settlement with respect to Class Policies held by other principals.

15. If I do not exclude myself, can I sue the Defendants for the same thing later?

No.  Unless you exclude yourself, you give up the right to sue Phoenix (and certain other released parties included as “Releasees” in the Settlement) for the claims that this Settlement resolves.

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16. If I exclude myself, can I still get a payment?

No.  You will not get a payment if you exclude yourself from the Settlement.

The Lawyers Representing You

17. Do I have a lawyer in the case?

Yes.  The Court appointed the following as “Class Counsel”:

Steven G. Sklaver Frances S. Lewis Seth Ard SUSMAN GODFREY L.L.P. 1901 Avenue of the Stars, Suite 950 Los Angeles, CA 90067 310-789-3100

You will not be charged for contacting these lawyers.  If you want to be represented by your own lawyer, you may hire one at your own expense.

18. How will the lawyers be paid?

The Court will determine how much Class Counsel will be paid for fees and expenses. Class Counsel will seek an award for attorneys’ fees of $6 million for, among other things, the non-monetary benefits conferred, to be paid for by Phoenix and not from the Settlement Fund, and up to one-third of the Settlement Fund after any reduction for Class members who opt-out, plus reimbursement of expenses, to be paid for out of the Settlement Fund. You will not be responsible for direct payment of Class Counsel’s fees and expenses.

Class Counsel will also request that incentive award payments of up to $25,000 to Martin Fleisher and up to $5,000 each to Jonathan Berck and SPRR, LLC be paid from the Settlement Fund for their services as representatives on behalf of the Class.

Objecting To The Settlement

19. How do I tell the Court if I do not like the Settlement?

You can object to the Settlement if you don’t like some part of it.  The Court will consider your views.  To do so, you must file written objections in these cases, Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM) and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM). You are required to include:

●	Your full name, address, telephone number; your signature;
●	The specific reasons why you object to the settlement;
●	Whether you plan on appearing at the Fairness Hearing, and
●	Any legal support or evidence that supports your objection that you wish to bring to the Court’s attention.

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Mail your objection to these addresses postmarked no later than Month 00, 2015:

Court	Class Counsel	Defense Counsel
Clerk of the Court Hon. Colleen McMahon Courtroom 17C Daniel Patrick Moynihan United States Courthouse 500 Pearl St. New York, NY 10007-1312	Steven G. Sklaver Frances S. Lewis Seth Ard SUSMAN GODFREY L.L.P. 1901 Avenue of the Stars, Suite 950 Los Angeles, CA 90067 310-789-3100
Thomas A. Hetherington
David T. McDowell
Jarrett E. Ganer
EDISON, MCDOWELL, & HETHERINGTON L.L.P.
3200 Southwest Freeway,
Suite 2100
Houston, TX 77027
713-337-5580

Waldemar J. Pflepsen, Jr.
Jason H. Gould
CARLTON FIELDS JORDEN BURT, P.A.
1025 Thomas Jefferson Street, NW
Suite 400 East
Washington, DC  20007
202-965-8100

20. What is the difference between objecting and asking to be excluded?

Objecting is simply telling the Court that you don’t like something about the Settlement.  You can object only if you don’t exclude yourself from the Class. Any judgment entered in the Actions will be binding on all Class Members, even if you have objected to the proposed Settlement.  Excluding yourself is telling the Court that you don’t want to be part of the Class.  If you exclude yourself, you have no basis to object because the case no longer affects you.

The Fairness Hearing

The Court will hold a hearing to decide whether to approve the Settlement and any requests for fees and expenses.  You may attend and you may ask to speak, but you do not have to.

21. When and where will the Court decide whether to approve the Settlement?

The Court will hold a Fairness Hearing at XX:00 x.m. on Month 00, 2015, at the United States District Court for the Southern District of New York, Daniel Patrick Moynihan United States Courthouse, Courtroom 17C, 500 Pearl St., New York, NY 10007-1312.  The hearing may be moved to a different date or time without additional notice, so it is a good idea to check www.[URL].com or call 1-800-000-0000.  At this hearing, the Court will consider whether the Settlement is fair, reasonable, and adequate.  If there are objections, the Court will consider them and will listen to people who have asked to speak at the hearing.  The Court may also decide how much to pay and reimburse Class Counsel.  After the hearing, the Court will decide whether to approve the Settlement.  We do not know how long these decisions will take.

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22. Do I have to attend the hearing?

No. But, you or your own lawyer is welcome to attend at your expense.  If you send an objection, you do not have to come to Court to talk about it.  As long as you mailed your written objection on time, the Court will consider it.

23. May I speak at the hearing?

You may ask the Court for permission to speak at the Fairness Hearing.  To do so, you must do two things.  First, you must object to the Settlement in accordance with the procedures described above under Question 19.  Second, you must send a letter stating that it is your “Notice of Intention to Appear in Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM) and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM).  Be sure to include your name, address, telephone number, and your signature. Your Notice of Intention to Appear must be postmarked no later than Month 00, 2015, and must be sent to the addresses listed in Question 19.

Getting More Information

24. How do I get more information?

This notice summarizes the proposed Settlement.  More details are in the Settlement Agreement.  You can get a copy of the Settlement Agreement at www.[URL].com. You also may write with questions to Settlement Administrator, PO Box ####, Faribault, MN 55021-#### or call the toll-free number, 1-800-000-0000.

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Exhibit B

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

MARTIN FLEISHER, AS TRUSTEE OF THE MICHAEL MOSS IRREVOCABLE LIFE INSURANCE TRUST II and JONATHAN BERCK, AS TRUSTEE OF THE JOHN L. LOEB, JR. INSURANCE TRUST, on behalf of themselves and all others similarly situated,

Plaintiff,

vs.

PHOENIX LIFE INSURANCE COMPANY,

Defendant.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 11-cv-8405(CM)(JCF)

SPRR LLC, on behalf of itself and all others similarly situated, Plaintiff, vs. PHL VARIABLE INSURANCE CO., Defendant.	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 14-cv-8714 (CM)

[PROPOSED] ORDER PRELIMINARILY APPROVING
CLASS ACTION SETTLEMENT

WHEREAS, Class Counsel has applied for an order preliminarily approving the terms and conditions of the Settlement with Defendants Phoenix Life Insurance Company and PHL Variable Insurance Company (collectively “Phoenix” or “Defendants”), as set forth in the Settlement Agreement, dated May 29, 2015 (“Agreement”), together with the Exhibits annexed thereto;

1

WHEREAS, the Settlement requires, among other things, that all Released Claims against Releasees be settled and compromised;

WHEREAS, this application is uncontested by Defendants; and

WHEREAS, this Court having considered the Agreement and Exhibits annexed thereto, Class Plaintiffs’ Motion for Preliminary Approval of the Settlement and all papers filed in support of such motion.

NOW, THEREFOR, pursuant to Federal Rule of Civil Procedure 23, it is hereby ORDERED that:

1. The capitalized terms used herein shall have the meanings set forth in the Agreement.

2. The Court preliminarily approves the Settlement as set forth in the Agreement, including the Releases contained therein, as being fair, reasonable and adequate to the Class, subject to the right of any Class Member to challenge the fairness, reasonableness or adequacy of the Agreement and to show cause, if any exists, why a final judgment dismissing the Action against Defendants, and ordering the release of the Released Claims against Releasees, should not be entered after due and adequate notice to the Class as set forth in the Agreement and after a hearing on final approval.

3. The Court finds that the Agreement was entered into at arm’s length by highly experienced counsel with the assistance of a mediator and is sufficiently within the range of reasonableness that notice of the Agreement should be given as provided in the Agreement.

4. The Court finds that the proposed distribution plan is sufficiently fair and reasonable that notice of the distribution plan should be given as provided in the Notice.

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5. The Court conditionally certifies under Rule 23(b)(3) the following Class for purposes of the Settlement as to Defendants:

Owners of PAUL Policies for which Phoenix sent notice that the Policy was subject to the 2010 Adjustment or 2011 Adjustment (the “Class Policies”).

6. Excluded from the Settlement Class are:

a. Any officers, directors, or employees of any Defendant; the affiliates, legal representatives, attorneys, successors, or assigns of any Defendant; Class Counsel and their employees; and any judge, justice, or judicial official presiding over the Actions and the staff and immediate family of any such judge, justice, or judicial official.

b.	Owners of the following Excluded Policies:

i. PAUL Policies that received a decrease in their COI rates or whose COI rates were unchanged as part of the 2011 Adjustment.

ii. The confidentially identified Policies for which Phoenix covenants, represents, and warrants that a prior settlement bars claims.

iii. The Policies identified in the Settlement Agreement that are subject to separate, ongoing legal proceedings.

7. The Court finds that the certification of the Class for purposes of the Settlement as to Defendants is warranted in light of the Settlement because: (i) the Class is so numerous that joinder is impracticable; (ii) Class Plaintiffs’ claims present common issues that are typical of the Class; (iii) Class Plaintiffs and Class Plaintiffs’ Counsel will fairly and adequately represent the Class; and (iv) common issues predominate over any individual issues affecting the Class Members.  The Court further finds that Class Plaintiffs’ interests are aligned with the interests of all other Class Members.  The Court also finds that resolution of this action on a class basis for purposes of the Settlement as to Defendants is superior to other means of resolution.

8. The Court hereby appoints Susman Godfrey L.L.P. as counsel to the Class for purposes of the Settlement, having determined that the requirements of Rule 23(g) of the Federal Rules of Civil Procedure are fully satisfied by this appointment.

9. Class Plaintiffs Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, Jonathan Berck, as Trustee of the John L. Loeb, Jr. Insurance Trust, and SPRR LLC, will serve as representatives of the Class for purposes of the Settlement.

10. The Court appoints Rust Consulting, a competent firm, as the Settlement Administrator.  The Settlement Administrator shall be responsible for receiving requests for exclusion from the Class Members.  Funds required to pay the Settlement Administrator may be paid from the Settlement funds as they become due, as set forth in the Agreement.

11. As of the date hereof, all proceedings in the above-captioned actions as to Defendants shall be stayed and suspended until further order of the Court, except as may be necessary to implement the Settlement or comply with the terms of the Agreement.

12. The Court approves the proposed Notice Program, including the Long Form Notices (“Notices”) and the other exhibits, attached as Exhibit A to the Settlement Agreement and described in the Declaration of Tiffaney Janowicz (“Janowicz Declaration”).

13. The Court finds that the manner of distribution of the Notice set forth in the Janowicz Declaration constitutes the best practicable notice under the circumstances as well as valid, due and sufficient notice to the Class and complies fully with the requirements of Federal Rule of Civil Procedure 23 and the due process requirements of the United States Constitution.

14. Upon entry of the Preliminary Approval Order, Class Counsel shall begin implementation of the Notice Program as outlined in the Janowicz Declaration. The Notices shall be mailed to the best or last known address of each reasonably identifiable person and entity in the Class by first-class mail no later than 10 days after the Preliminary Approval Date, as described in the Agreement.  Class Counsel shall also provide a copy of the Notice to all persons who request it and shall post a copy of the Notice on the Internet at the address to be identified in the Notice.

15. The Settlement Administrator shall (a) re-mail any Notices returned by the U.S. Postal Service with forwarding addresses, (b) research any returned Notices that do not include a forwarding address, or retain an address research service selected by the Settlement Administrator to conduct such research and provide the addresses of any such returned Notices to the address research service as soon as practicable following receipt.  If a research service is used, the address research service shall return to the Settlement Administrator, as soon as is practicable, either an updated address or a statement that, following due research, it has not been able to update that address; and (ii) the Settlement Administrator shall re-mail a Class Notice to every person and entity in the Class for which it or the address research service provides an updated address.

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16. At least ten (10) calendar days before the objection deadline, Class Counsel shall cause to be filed with the Clerk of this Court an affidavit or declaration of the person under whose general direction the mailing of the Notice was made, showing that mailing was made in accordance with this Order.

17. Defendants, including agents or other representatives and any other retained personnel, are hereby authorized to communicate with Class Members concerning Policy values and the normal administration and servicing of the Policies and to engage in any other communications within the normal course of Defendants’ business, as described in the Agreement.

18. Any member of the Settlement Class may request to be excluded from the Class. To be effective, written notice must be postmarked no later than 30 days after the Notice Date as set forth in the Notice (by MONTH, DATE, YEAR), and must otherwise comply with the requirements set forth in the Notice.  Any Class Member that does not submit a timely, written request for exclusion from the Class shall be bound by all proceedings, orders, and judgments in the Actions, even if such Class Member has previously initiated or subsequently initiates individual litigation or other proceedings against any Defendant(s) or Releasee(s) relating to the 2010 and/or 2011 Adjustment.

19. Any member of the Settlement Class who does not timely seek exclusion from the Class and who wishes to object to the terms of the relevant Proposed Settlement must do so in writing, must mail or deliver copies of such objection to Counsel for the Settling Parties, the Settlement Administrator, and the Clerk of the Court postmarked no later than 30 days after Notice Date (by MONTH, DATE, YEAR), and must otherwise comply with the requirements set forth in the Notice.

20. The Court hereby schedules a hearing to occur on ________ 2015, at ________a.m. before the Honorable Colleen McMahon in United States District Court for the Southern District of New York, Daniel Patrick Moynihan United States Courthouse, 500 Pearl St., New York, NY 10007-1312, Courtroom 17C, to determine whether (i) the proposed Settlement as set forth in the Agreement, should be finally approved as fair, reasonable and adequate pursuant to the Federal Rule of Civil Procedure 23; (ii) an order approving the Agreement and a Final Judgment should be entered; (iii) an order approving a proposed distribution plan should be approved; and (iv) the application of Class Counsel for an award of attorneys’ fees, expense reimbursements, and incentive awards (“Fee and Expense Request”) in this matter should be approved.  All papers in support of any Fee and Expense Request, all papers in support of the proposed distribution plan, and all papers in support of final approval of the Settlement, shall be filed no later than twenty-one (21) days before the final fairness hearing.  No later than seven (7) days before the final fairness hearing, all relevant reply papers shall be filed and served by the parties to the action.

21. Neither this Order, the Agreement, the Settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Agreement or Settlement is or may be used as an admission or evidence (i) of the validity of any claims, alleged wrongdoing or liability of Defendants or (ii) of any fault or omission of Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.

22. Neither this Order, the Agreement, the Settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Agreement or Settlement is or may be used as an admission or evidence that the claims of Class Plaintiffs lacked merit in any proceeding against anyone other than Defendants in any court, administrative agency or other tribunal.

23. In the event that the Agreement is terminated in accordance with its provisions, the Settlement and all proceedings had in connection therewith shall be null and void, except insofar as expressly provided to the contrary in the Agreement, and without prejudice to the status quo ante rights of Class Plaintiffs, Defendants and the Class Members.

24. No later than ten (10) days after the Motion for Preliminary Approval of the Settlement has been filed with the Court, Defendants will serve the Class Action Fairness Act (“CAFA”) Notice on the Attorney General of the United States and the state attorneys general as required by 28 U.S.C. § 1715(b).  Thereafter, Defendants will serve any supplemental CAFA Notice as appropriate.

ENTERED this ____ day _____________of 2015.

___________________________________
Colleen McMahon
UNITED STATES DISTRICT JUDGE

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Exhibit C

May 29, 2015

Via United States Mail	DRAFT – 5/28/15
The Honorable Loretta E. Lynch
Attorney General of the United States
Department of Justice
950 Pennsylvania Avenue, NW
Washington, DC 20530

Attention: CAFA Coordinator

Notice of Proposed Class Action Settlement Pursuant to 28 U.S.C. § 1715

Dear Madam Attorney General:

This notice is sent pursuant to 28 U.S.C. § 1715 of the Class Action Fairness Act on behalf of defendants Phoenix Life Insurance Company (“Phoenix”) and PHL Variable Insurance Company (“PHL”) (collectively “Defendants”), relating to the class actions styled Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM), and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM), pending in the United States District Court for the Southern District of New York (“the Court”).  The parties have agreed to a settlement resolving both cases.  On May 29, 2015, Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, Preliminarily Certifying a Class for Settlement Purposes, Approving Form and Manner of Class Notice, and Setting Date for Hearing on Final Approval and Memorandum in Support Thereof (“Preliminary Approval Motion”) was filed with the Court in both cases.  The Court has the Preliminary Approval Motions presently under consideration. There are no hearings currently scheduled.

These actions involve allegations that Defendants’ decision to raise cost of insurance rates on certain policies beginning in April 2010 and on other policies beginning in November 2011 was unlawful and in violation of the terms of the Policies.  These complaints further allege that Defendants’ rate increases did not apply uniformly to a class of insureds, discriminated unfairly between insureds of the same class, and were designed to recoup past losses.  Defendants deny these allegations.

In connection with this notice under 28 U.S.C. § 1715, we enclose herewith a CD containing the following materials relating to the lawsuits and proposed settlement thereof (we will provide a paper copy of these materials upon your request):

●	Class Action Complaints, and Exhibits thereto

●	Preliminary Approval Motion, and Exhibits thereto, including

o	Settlement Agreement, and Exhibits thereto (Exhibit B to Declaration of Steven Sklaver in Support of Plaintiffs’ Preliminary Approval Motion)

o	Proposed Settlement Class Notice (Exhibit A to Settlement Agreement)

These and other related materials also are electronically available through the Court’s PACER service at https://www.pacer.gov/.

The proposed form of Settlement Class Notice explains the proposed settlement relief and notifies class members, among other things, of their rights to object to the proposed settlement.  After the Court preliminarily certifies the contemplated class, class members will be provided notice and an opportunity to object to the settlement or exclude themselves from the class.

A settlement fund of $42,500,000 will be created.  See Settlement Agreement at __. The settlement fund will be reduced proportionally for any opt-outs.  Id. at __.  Additionally, Defendants agree (subject to Court approval) to make a payment of attorneys’ fees in the amount of $6 million to account for the nonmonetary relief, among other things, achieved by the settlement.  Id. at __.  Defendants also agree not to oppose an application by class counsel for an additional award of attorneys’ fees and costs of up to 33% of the settlement fund and for incentive awards for the class representatives.  Id. at __.  The settlement fund will be allocated to class members pursuant to a court-approved formula.

In addition, the settlement includes certain nonmonetary relief, including that Defendants will not implement new COI rate increases on the settlement class through December 31, 2020, and will not contest the validity of any participating settlement class members’ policies based on an alleged lack of insurable interest or misrepresentations allegedly made in applying for these Policies, subject to certain exceptions.

If you have any questions, please feel free to contact me.

Sincerely,

Thomas F.A. Hetherington

Attorney for Phoenix Life Insurance Company and PHL Variable Insurance Company

Enclosures

May 29, 2015

DRAFT – 5/11/15

Via United States Mail
State Insurance Regulator
Address

Attention: CAFA Coordinator

Notice of Proposed Class Action Settlement Pursuant to 28 U.S.C. § 1715

Dear ____________:

This notice is sent pursuant to 28 U.S.C. § 1715 of the Class Action Fairness Act on behalf of defendants Phoenix Life Insurance Company (“Phoenix”) and PHL Variable Insurance Company (“PHL”) (collectively “Defendants”), relating to the class actions styled Martin Fleisher, as Trustee of the Michael Moss Irrevocable Life Insurance Trust II, et al. v. Phoenix Life Insurance Company, Case No. 11-CV-8405(CM), and SPRR LLC, on behalf of itself and all others similarly situated v. PHL Variable Insurance Company, Case No. 14-CV-8714(CM), pending in the United States District Court for the Southern District of New York (“the Court”).  The parties have agreed to a settlement resolving both cases.  On May 29, 2015, Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, Preliminarily Certifying a Class for Settlement Purposes, Approving Form and Manner of Class Notice, and Setting Date for Hearing on Final Approval and Memorandum in Support Thereof (“Preliminary Approval Motion”) was filed with the Court in both cases.  The Court has the Preliminary Approval Motion presently under consideration. There are no hearings currently scheduled.

These actions involve allegations that Defendants’ decision to raise cost of insurance rates on certain policies beginning in April 2010 and on other policies beginning in November 2011 was unlawful and in violation of the terms of the Policies.  These complaints further allege that Defendants’ rate increases did not apply uniformly to a class of insureds, discriminated unfairly between insureds of the same class, and were designed to recoup past losses.  Defendants deny these allegations.

In connection with this notice under 28 U.S.C. § 1715, we enclose herewith a CD containing the following materials relating to the lawsuits and proposed settlement thereof (we will provide a paper copy of these materials upon your request):

●	Class Action Complaints, and Exhibits thereto

●	Preliminary Approval Motion, and Exhibits thereto, including

o	Settlement Agreement, and Exhibits thereto (Exhibit B to Declaration of Steven Sklaver in Support of Plaintiffs’ Preliminary Approval Motion)

o	Proposed Settlement Class Mailed Notice (Exhibit A to Settlement Agreement)

These and other related materials also are electronically available through the Court’s PACER service at https://www.pacer.gov/.

The proposed form of Settlement Class Notice explains the proposed settlement relief and notifies class members, among other things, of their rights to object to the proposed settlement.  After the Court preliminarily certifies the contemplated class, class members will be provided notice and an opportunity to object to the settlement or exclude themselves from the class.

A settlement fund of $42,500,000 will be created.  See Settlement Agreement at __. The settlement fund will be reduced proportionally for any opt-outs.  Id. at __.  Additionally, Defendants agree (subject to Court approval) to make a payment of attorneys’ fees in the amount of $6 million to account for the nonmonetary relief, among other things, achieved by the settlement.  Id. at __.  Defendants also agree not to oppose an application by class counsel for an additional award of attorneys’ fees and costs of up to 33% of the settlement fund and for incentive awards for the class representatives.  Id. at __.  The settlement fund will be allocated to class members pursuant to a court-approved formula.  Pursuant to 28 U.S.C. § 1715(b)(7)(A), a chart is enclosed with this letter identifying, to the best of Defendants’ current knowledge, all class members who reside in this State {or District} and an estimated proportionate share of the claims of these members to the entire settlement.

In addition, the settlement includes certain nonmonetary relief, including that Defendants will not implement new COI rate increases on the settlement class through December 31, 2020, and will not, with certain exceptions, contest the validity of any participating settlement class members’ policies based on an alleged lack of insurable interest or misrepresentations allegedly made in applying for these Policies.

If you have any questions, please feel free to contact me.

Sincerely,

Thomas F.A. Hetherington

Attorney for Phoenix Life Insurance Company and PHL Variable Insurance Company

Enclosures